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                                  EXHIBIT 10.1

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                            THE SELLERS NAMED HEREIN

                                       AND

                          COLLEGE OAK INVESTMENTS, INC.

                                January 16, 2006

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

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (the "Agreement") is entered into this 16th day of January, 2006 by and among Rex Energy Royalties Limited Partnership, a Delaware limited partnership ("Rex Royalties"), PennTex Resources, L.P. a Texas limited partnership ("PennTex Resources"), PennTex Resources Illinois, Inc., a Delaware corporation ("PennTex Illinois"), Douglas Oil & Gas Limited Partnership, a Delaware limited partnership ("Douglas O&G"), Douglas Westmoreland Limited Partnership, a Delaware limited partnership ("Douglas Westmoreland"), Midland Exploration Limited Partnership, a Delaware limited partnership ("Midland"), Rex Energy Operating Corp., a Delaware corporation ("Rex Energy"), Rex Energy Wabash, LLC, a Delaware limited liability company ("Rex Wabash"), Lance T. Shaner, an individual residing in State College, Pennsylvania ("Shaner"), and Benjamin W. Hulburt, an individual residing in State College, Pennsylvania ("Hulburt") (Rex Royalties, PennTex Resources, PennTex Illinois, Douglas O&G, Douglas Westmoreland, Midland, Rex Energy, Rex Wabash, Shaner and Hulburt being sometimes referred to hereinafter individually as a "Seller" and in the aggregate as "Sellers"), and College Oak Investments, Inc., a Nevada corporation (the "Buyer") on the other.

      The Buyer and the Sellers are referred to individually as a "Party" and collectively herein as the "Parties."

      This Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets (and assume the liabilities related thereto) of the Sellers as described herein in return for the cash consideration described herein.

      This Agreement also contemplates the transfer and issuance of shares of the Common Stock, $0.001 par value, of the Buyer ("Buyer Common Stock") to certain executive officers and principals of Rex Energy pursuant to that certain Stock Agreement in substantially the form set forth on Exhibit A (the "Stock Agreement").

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Definitions. In addition to the other capitalized terms defined throughout this Agreement, the following terms will have the following meanings:

      "Acquired Assets" means all of the right, title, and interest that the Sellers possess and have the right to transfer in and to the following: (a) the Oil and Gas Assets, (b) the 50% membership interest in New Albany-Indiana, LLC, a Delaware limited liability company ("New Albany"), (c) rights under the Aurora Purchase Agreement, (d) all of the outstanding shares of capital stock of Rex Energy and all properties of Rex Energy other than Excluded Assets that are not otherwise described herein as Acquired Assets, (e) all of the outstanding shares of capital stock of PennTex Illinois and all properties of PennTex Illinois other than Excluded Assets that are not otherwise described herein as Acquired Assets, and (f) the corporate, financial, tax and legal records of PennTex Illinois and Rex Energy (provided that the other Sellers shall be entitled to copies of and access to such records as reasonably requested), and provided, however, that the Acquired Assets shall not include (i) except with respect to Rex Energy, PennTex Illinois and New Albany, the articles of incorporation, bylaws, certificates of formation, partnership agreements, regulations, members' agreements, qualifications to do business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of the Sellers, (ii) any Cash, (iii) any Excluded Assets, or (iv) any of the rights of the Sellers under this Agreement (or under any other agreement between the Sellers (or any of them) on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

      "Assumed Liabilities" means:

      (a) all debts, liabilities, obligations, claims, Taxes, costs and expenses of the Sellers, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (including, without limitation, any of the foregoing arising under, out of or in connection with any actual or threatened action, suit or proceeding, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any law, regulation, contract, commitment or undertaking), (i) to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Acquired Assets on or subsequent to their applicable Effective Time,
(ii) arising out of or attributable to the plugging, abandonment or removal (including any remediation in connection therewith), or any obligation to plug, abandon or remove (including any remediation in connection therewith), any Well, platform, pipeline, facilities, equipment, fixtures or other property located on the Acquired Assets, (iii) arising out of or attributable to any Environmental, Health and Safety Requirement with respect to the Acquired Assets or any Environmental, Health and Safety Requirement arising out of or attributable to the ownership, use, construction, maintenance or operation of any of the Acquired Assets, regardless of whether such debts, liabilities, claims, costs and expenses arose or arise before, on or after the Effective Time, and (iv) arising out of or attributable to any injury, death or damage to person or property occurring on the Acquired Assets or on the lands covered thereby (or any adjacent lands or any pooled or unitized lands) or in connection with any operations or activities relating thereto to the extent arising out of or attributable to the use, construction, maintenance or operation of any of the Acquired Assets, regardless of whether such debts, liabilities, claims, costs and expenses arose or arise before or after the Effective Time; and

      (b) (i) all liabilities and obligations of the Sellers under their Employee Benefit Plans, (ii) all liabilities and obligations of the Sellers under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets but not included in clauses (i) through (iv), inclusive, of sub-section (a) above (e.g., the Aurora Purchase Agreement, the New Albany joint venture agreement and other governing documents in connection therewith);(iii) all liabilities and obligations of the Sellers for sales and use taxes arising in connection with the consummation of the transactions contemplated hereby (excluding any Income Taxes payable by the Sellers); (iv) all liabilities and obligations of the Sellers to indemnify any Person (including any of the Seller Owners) by reason of the fact that such Person was a director, officer, employee, partner, member or agent of the Sellers or was serving at the request of the Sellers as a partner, trustee, director, officer, employee, member or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); and (v) other liabilities and obligations of the Sellers set forth in Schedule 1(b)(vi) of the Sellers' Disclosure Schedule.

      (c) Notwithstanding any provision contained herein to the contrary, the Assumed Liabilities shall not include any liability resulting from any breach or non-fulfillment of any representation, warranty, covenant or agreement on the part of Sellers (or any of them) contained in this Agreement, the Stock Agreement or under any other agreement between the Sellers on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement.


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

      "Aurora Purchase Agreement" means that certain purchase agreement dated as of November 15, 2005 by and between New Albany and Aurora Energy, Ltd.

      "Boe" means a total volume of crude oil, condensate, natural gas liquids, and natural gas expressed in barrels, calculated on the basis that six thousand cubic feet of natural gas equals one barrel.

      "Buyer" has the meaning set forth in the preface above.

      "Buyer Common Stock" has the meaning set forth in the preface above.

      "Buyer's Disclosure Schedule" has the meaning set forth in Section 4 below.

      "Buyer Stock Option Plans" has the meaning set forth in Section 4(g) below.

      "Buyer Stock Options" means those certain outstanding stock options of Buyer as set forth on Schedule 4(g) of Buyer's Disclosure Schedule and any additional stock options granted subsequent to the date of this Agreement in accordance with the terms of this Agreement.

      "Cash" means cash and cash equivalents (including marketable securities and short term investments).

      "Closing," have the meaning set forth in Section 2(c) below.

      "Closing Date," shall have the meaning set forth in Section 2(c) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the respective Parties that is not already generally available to the public.

      "Contracts" shall have the meaning set forth in the definition of "Oil and Gas Assets" herein.

      "Convertible Notes" shall mean the (i) $350,000 of original principal amount of 10% convertible notes of the Buyer due April 2006 and (ii) $2,375,000 of original principal amount of 10% convertible Notes of Buyer due May 2007.

      "Effective Time" shall mean 7:00 a.m., U.S. Eastern Time, on the first day of the month in which the Closing takes place; provided that, with respect to occurrences, prorations and allocations with respect to any particular Acquired Asset, the Effective Time shall be 7:00 a.m., local time, at the location of such Acquired Asset on such date.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA ss.3(3)) and any other employee benefit plan, program or arrangement of any kind.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).


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

      "Environmental, Health and Safety Requirements" shall mean all existing and future federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

      "Equipment" shall have the meaning set forth in the definition of "Oil and Gas Assets" herein.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means each entity which is treated as a single employer with the Sellers for purposes of Code ss.414.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Excluded Assets" shall mean the following:

      (a) the right to retain copies (but not the originals) of the Records;

      (b) all Cash and all deposits, checks, funds and accounts receivable of the Sellers with respect to any period of time prior to the respective Effective Time;

      (c) all (i) oil, gas and other hydrocarbons produced from or attributable to the Acquired Assets with respect to all periods prior to the respective Effective Time, (ii) oil, gas and other hydrocarbons attributable to the Acquired Assets which, at the respective Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such oil, gas and other hydrocarbons;

      (d) any claims of the Sellers or any of them for refund of or loss carry-forwards with respect to (i) Taxes attributable to any period prior to the respective Effective Time or (ii) any Taxes attributable to the Excluded Assets;

      (g) all corporate, financial, tax and legal records of the Sellers other than PennTex Illinois and Rex Energy; provided that Buyer shall be entitled to copies of or access to such records as reasonably requested;

      (h) all rights, titles, claims and interests of the Sellers, or any of the Sellers, or any Affiliate of any Seller (i) under any policy or agreement of insurance or indemnity or (ii) to any insurance or condemnation proceeds or awards;

      (i) that certain tract of undeveloped land and all structures and fixtures thereon and easements and rights appurtenant thereto owned by Douglas O&G described in Exhibit B; and

      (j) if the required consents of the limited partners of Midland to sale of the interests of Midland in the Acquired Assets as elsewhere described in this Agreement is not obtained by February 15, 2006 as provided for in Section 3(b) below, the interests of Midland in such Acquired Assets shall be included in the Excluded Assets and shall not be sold or conveyed by Sellers to Buyer.


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

      "Financing" and "Financing Amount" shall have the respective meanings set forth in Section 5(k) (i) hereof.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Governmental Authority" means (i) the United States of America, (ii) any state, county, parish, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Hedging Arrangement" means a derivative transaction within the coverage of Statement of Financial Accounting Standards No. 133, as amended, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to oil or natural gas or related hydrocarbons.

      "Hydrocarbons" shall have the meaning set forth in the definition of "Oil and Gas Assets" set forth herein.

      "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

      "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      "Knowledge" means actual knowledge without independent investigation.

      "Leases" shall have the meaning set forth in the definition of "Oil and Gas Assets" herein.

      "New Albany" shall have the meaning set forth in the definition of "Acquired Assets" above.

      "Oil and Gas Assets" means:

      (a) All of the Sellers' oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, mineral fee interests, fee interests in oil, gas or other hydrocarbons in place, overriding royalties, royalties, back-in interests, net profits interests, carried interests, and other interests in oil, gas or other minerals, and real property and improvements and fixtures thereon, including without limitation those described on Exhibit C attached hereto (collectively, the "Leases"), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit D attached hereto (the "Wells").

      (b) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well (the "Units"), and all tenements, hereditaments and appurtenances belonging to the Leases and Units, including, but not limited to, those Units described on Exhibit E attached hereto;


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

      (c) All personal property, structures, and facilities on, in or under the Leases and the Wells or used or useful in connection therewith including, without limitation all materials, equipment, buildings, structures, machinery, flowlines, gathering lines and systems, gas and water pipelines, fixtures, facilities (including pipeline facilities), compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities, geological data, geophysical data (2-D and 3-D) and other items (the "Equipment" and, together with the Units, Leases and Wells, the "Properties");

      (d) All presently existing agreements, contracts, and instruments by which the Oil and Gas Assets are bound, to the extent applicable to the Properties, including but not limited to, area of mutual interest agreements, joint operating agreements, unitization agreements, pooling and communitization agreements, declarations and orders, leases, permits, rights-of-way, easements, rights of way, servitudes and other estate licenses, options, orders, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of oil, gas, other liquid or gaseous hydrocarbons, and /or other minerals, or any of them or any combination thereof ("Hydrocarbons") and processing and transportation agreements, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, provided that "Contracts" shall not include the instruments constituting Sellers' chain of title to the Leases (subject to such proviso, the "Contracts")];

      (e) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with the Properties; and

      (f) All of the following, to the extent related to the Properties, or used or held for use in connection with the maintenance or operation thereof and to the extent such are assignable or transferable by the Sellers without restriction under applicable law or any existing contracts, instruments or agreements (and without payment by the Sellers): all technical information, including, but not limited to, all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants' studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing; copies of all bonds, all original books, records, files, documents (including accounts payable and receivable, accounting records, Leases, deeds, and Contracts); all title information (including, but not limited to, lease files, land files, well files, division order files, agreement files, gas sales, gathering and processing files, title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and the Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer-sensible copies of all of the Sellers' computer records regarding such information; and all plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to Environmental, Health and Safety Requirements and related environmental surface and subsurface matters, and requirements that have been filed with or supplied to or by any Governmental Authority (the "Records").

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" and "Parties" have the meaning set forth in the preface above.

      "PBGC" means the Pension Benefit Guaranty Corporation.


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

      "Permitted Encumbrances" means any or all of the following:

      (a) All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases

      (b) Lessors' royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same);

      (c) Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Leases or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to construction, maintenance, development, production or operation of the Acquired Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that are being contested in good faith;

      (d) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business;

      (e) Liens or security interests created by law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Acquired Assets;

      (e) All preferential or preference rights and similar interests with respect to the transfer of any Acquired Assets ("Preference Rights");

      (f) All consents, approvals, authorizations or permits of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Acquired Asset or any interest therein, other than any consent or approval of or filing with any Governmental Authority in connection with the assignment of any Acquired Asset ("Transfer Requirements"); provided that "Transfer Requirements" shall not include required consents of or filings with any Governmental Authority in connection with the assignment of any federal or state leases or any interest therein as contemplated in Section 5(l) hereof.

      (g) Any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the Sellers' operations with respect to the Acquired Assets burdened thereby;

      (h) Any obligations, prohibitions, restrictions, terms or provisions similar to those contained in or under any A.A.P.L. Model Form Operating Agreement, or other Operating Agreement shown of record affecting any of the Oil and Gas Assets;

      (i) All agreements and obligations relating to (1) imbalances with respect to the production, transportation or processing of natural gas, (2) calls or purchase options on oil, gas or other minerals exercisable at current fair market prices or the posted prices of such purchaser, or (3) processing rights or commitments;


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

      (j) All royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens affecting the Oil and Gas Assets;

      (k) All obligations by virtue of a prepayment, advance payment or similar arrangement under any contract for the sale of gas production, including by virtue of "take or pay" or similar provisions, to deliver gas produced from or attributable to the Acquired Assets after the applicable Effective Time without then or thereafter being entitled to receive full payment therefor;

      (l) All liens, security interests, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Acquired Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Acquired Asset;

      (m) Rights reserved to or vested in any Governmental Authority to control or regulate any of the Wells, Units or Leases included in the Acquired Assets and all applicable laws, rules, regulations and orders of such authorities;

      (n) The terms and conditions of all Contracts and agreements relating to the Acquired Assets, including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, area of mutual interest agreements, and right-of-way agreements;

      (o) Rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest; and

      (p) All consents and approvals of or filings with the United States Department of Interior, the Minerals Management Service or other applicable Governmental Authorities in connection with the assignments of the Acquired Assets contemplated by Section 5(l) hereof.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency or political subdivision thereof).

      "Preference Rights" shall have the meaning as set forth in the definition of "Permitted Encumbrances" above.

      "Properties" shall have the meaning set forth in the definition of "Oil and Gas Assets" hereinabove.

      "Purchase Price" has the meaning set forth in Section 2(d) below.

      "Records" shall have the meaning set forth in the definition of "Oil and Gas Assets" hereinabove.

      "Subsidiary" means any corporation, partnership, limited liability company or other legal entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or similar equity interests or has the power to vote or direct the voting of sufficient securities or equity interests to elect a majority of the directors or the similar governing body of the entity.

      "SEC" has the meaning set forth in Section 4(h) below.


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

      "Securities Act" means the Securities Act of 1933, as amended.

      "Sellers" has the meaning set forth in the preface above.

      "Sellers' Disclosure Schedule" has the meaning set forth in Section 3 below.

      "Sellers' Representative" has the meaning set forth in Section 7.

      "September 10-QSB" means the Buyer's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2005 filed with the SEC pursuant to section 13 or 15(d) of the Exchange Act.

      "Stock Agreement" has the meaning set forth in the preface above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, windfall profits, license, environmental (including taxes under Code ss.59A), capital stock, franchise, profits, withholding, social security,, unemployment, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transfer Requirements" shall have the meaning as set forth in the definition of "Permitted Encumbrances" hereinabove.

      "Units" shall have the meaning set forth in the definition of "Oil and Gas Assets" hereinabove.

      "Wells" shall have the meaning set forth in the definition of "Oil and Gas Assets" hereinabove.

      2. Transactions.

      (a) Purchase and Sale of Acquired Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Sellers not included within the definition of Assumed Liabilities.

      (c) The Closing. The closing of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Sellers in State College, Pennsylvania, commencing at 9:00 a.m., Pennsylvania time, on the later to occur of the following: (A) May 1, 2006; or (B) the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby with respect to the Closing (other than conditions with respect to actions the respective Parties will take at such Closing itself); provided that the Closing may take place on such other date and at such other place as the Parties may mutually determine. Such date of the Closing is referred to herein as the "Closing Date." However, notwithstanding the foregoing, the Closing Date shall under no circumstances be later than June 30, 2006.

      (d) Purchase Price. At the Closing, the Buyer shall purchase and the respective Sellers shall sell and convey to the Buyer the Acquired Assets, for
(A) $73,169,999 payable in U.S. Dollars by wire transfer or delivery of other immediately available funds as instructed by the Sellers and (B) the "New Albany Consideration" as defined hereinafter. As used herein, "Sellers' New Albany Investment" means the total investment of Sellers, as of the Closing Date, in Sellers' 50% membership interest in New Albany, including, without duplication,
(i) Sellers' cost of such membership interest (which, as of the date of this Agreement, does not exceed $1,755,000), (ii) Sellers' 50% share as a member of New Albany of the cost (the "Aurora Purchase Cost") of purchasing oil and gas properties pursuant to the Aurora Purchase Agreement (including, without limitation, oil and properties purchased pursuant to options granted under the Aurora Purchase Agreement), (iii) Sellers' 50% share as a member of New Albany of the cost of additional oil and gas leases purchased by New Albany pursuant to the option to be granted to New Albany by virtue of Section 1.3 of the Aurora Purchase Agreement (which includes an option to purchase approximately 12,100 acres to date) ("Additional Lease Costs"), and (iv), and Sellers' 50% share as a member of New Albany of the costs (collectively "Exploration Costs") of conducting seismic or other exploratory activities on and drilling, completing, reworking, equipping, or abandoning wells on oil and gas properties referenced in the foregoing clause (ii) or (iii) or other costs of exploring or developing such oil and gas properties. Sellers have been informed that Buyer intends to sell in a private placement (the "Private Placement") prior to February 1, 2006,
(i) shares of Buyer Common Stock and/or (ii) debt securities of Buyer ("Buyer Debt Securities") convertible into shares of Buyer Common Stock (with the total number, if any, of shares of Buyer Common Stock thus sold plus the total number, if any, of shares of Buyer Common Stock into which Buyer Debt Securities thus sold may be converted, together with any shares of Buyer Common Stock issued to Buyer's placement agent or shares of Buyer Common Stock into which warrants issued to Buyer's placement agent may be converted, not to exceed 11,000,000 shares) to obtain funds required to Buyer to pay Buyer's 50% share as a member of New Albany of the New Aurora Purchase Cost, Additional Lease Costs, Exploration Costs and working capital. The percentage of the total proceeds received by Buyer in the Private Placement from the sale of Buyer Common Stock and/or Buyer Debt Securities that is received for the sale of Buyer Common Stock is herein called the "Stock Percentage," and the percentage of such total proceeds that is received for the sale of Buyer Debt Securities is herein called the "Debt Percentage." The "New Albany Consideration" shall be the total of the following:

            (i) A number (if any) of shares of Buyer Common Stock (to be issued in such name or names as Sellers direct) equal to the Stock Percentage of the Sellers' New Albany Investment divided by the "Per-Share Price" as below defined. The "Per-Share Price" means the price per share received by Buyer for the shares (if any) of Buyer Common Stock sold in the Private Placement. If registration rights are granted to purchasers of Buyer Common Stock (or to the purchasers of Buyer Debt Securities convertible in Buyer Common Stock) in the Private Placement, registration rights shall be granted to Sellers with respect to shares of Buyer Common Stock included in the New Albany Consideration (including shares of Buyer Common Stock which may acquired pursuant to Buyer Debt Securities convertible into Buyer Common Stock) as provided below.

            Plus

            (ii) A principal amount (if any) of debt securities of Buyer ("New Albany Debt Securities") (to be issued in such name or names as Sellers direct) equal to the Debt Percentage of the Sellers' New Albany

      Investment, bearing interest and payable in the same manner as and otherwise corresponding to the substantive terms and provisions of and granting the rights (including, without limitation, rights of conversion to Buyer Common Stock) of Buyer Debt Securities (if any) sold in the Private Placement. If Buyer Debt Securities sold in the Private Placement are secured, the New Albany Debt Securities included in the New Albany Consideration shall likewise be secured on the same terms and on a proportionately equal basis by the same security securing Buyer Debt Securities.

The cash consideration described in clause (A) above plus the New Albany Consideration is referred to as the "Purchase Price." In the event that registration rights are granted to purchasers of Buyer Common Stock (or to the purchasers of Buyer Debt Securities convertible in Buyer Common Stock) in the Private Placement, Sellers shall be entitled to the following "piggy-back" registration rights: If at any time commencing on Closing Date and expiring five
(5) years hereafter, the Buyer proposes to register any of its securities under the Securities Act (other than in connection with a Form S-8), then the Buyer shall afford each of the Sellers the opportunity to include for sale in such registration statement, the shares of Buyer Common Stock (including shares of Buyer Common Stock which may acquired pursuant to Buyer Debt Securities convertible into Buyer Common Stock) acquired by the Seller as part of the New Albany Consideration. Sellers agree that, if requested by the placement agent in the Closing Placement, they will agree to lock-up (the terms of such lock-up shall be reasonable a customary for offerings similar to the Closing Placement) all of the Buyer Common Stock included in the New Albany Consideration (including shares of Buyer Common Stock which may acquired pursuant to Buyer Debt Securities convertible into Buyer Common Stock) for period not to exceed one (1) year, provided, however, that in no event shall Rex Energy II Limited Partnership be required to agree to lock-up any its share of the New Albany Consideration. The Sellers agree that in no event will Rex Energy II Limited Partnership's interest in Sellers' New Albany Investment be more than 40%.

      (e) Deliveries at the Closing. At each Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer, (A) instruments of transfer and conveyance of the Oil and Gas Assets, together with all special federal assignment forms as may be required by law to be executed in connection with the conveyance of specific Oil and Gas Assets; provided that the terms and provisions of the such instruments of conveyance shall control as to any conflict between such instrument of conveyance and any such special assignment forms; (B) assignments and bills of sale (including real property and personal property transfer documents and instruments), and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (C) certificates evidencing all of the shares of capital stock of Rex Energy and PennTex Illinois accompanied by stock powers duly endorsed blank; and (D) such other documents and instruments necessary to transfer title in and to the applicable Acquired Assets to the Buyer; (iv) Douglas O&G will assign the natural gas Hedging Arrangements held by Douglas O&G to Buyer and Buyer will assume and provide any required security for such Hedging Arrangements; (v) the Buyer will execute, acknowledge (if appropriate), and deliver to the Sellers such instruments of transfer and assumption as the Sellers and its counsel reasonably may request; and (vi) the Buyer will deliver to the Sellers the Purchase Price specified in
Section 2(d) above.

      (f) Adjustments to Purchase Price.

            (i) As part of the Buyer's due diligence, the Buyer, at Buyer's sole cost and expense, shall engage the Ralph E. Davis petroleum engineering firm to review those certain reserve reports of Netherland, Sewell & Associates dated as of June 1, 2005 (together with the underlying documentation, the "NS Reports"), true and correct copies of which are attached hereto as Exhibit F. If the report of such firm (the "Buyer's Report") concludes that the amount of total oil and natural gas reserves in place under the properties covered by the NS Reports (excluding the non-Illinois and Indiana Properties) as of June 1, 2005, was lower than the amount of such reserves (converting in each case all volumes of natural gas to Boe's) reflected in the NS Reports as of June 1, 2005 by more than 10%, then the Buyer must deliver the Buyer's Report to the Sellers no later than sixty (60) days following the execution of this Agreement.

                  (A) Upon delivery of the Buyer's Report to Sellers, Sellers shall have ten (10) business days to notify the Buyer in writing whether Sellers (i) agree with Buyer's Report or (ii) disagree with Buyer's Report (the "Disagreement Notice") and the grounds for such disagreement. Failure of the Sellers to notify the Buyer within said 10-day time period shall constitute acceptance by Sellers of the Buyer's Report.

                  (B) Upon receipt of a timely Disagreement Notice from the
            Sellers, Buyer and Sellers shall attempt in good faith to resolve any disagreements with respect to discrepancies between the NS Reports and the Buyer's Report. If, after ten (10) business days, the Buyer and the Sellers have not satisfactorily resolved any disagreements, then Rex Energy and the Buyer shall use their best efforts to select a third independent engineering firm to review the NS Report, using the same parameters set forth above. If, by that date that is fifteen (15) business days following the date that Buyer and Sellers commenced to resolve their disagreements regarding the NS Reports and the Buyer's Report, Rex Energy and the Buyer shall not have selected such a third independent engineering firm, then Netherland, Sewell & Associates and the Ralph E. Davis firm shall mutually select a third independent engineering firm to review the NS Report, applying the same parameters set forth above. The report of this third independent engineering firm shall be binding on the Buyer and the Sellers.

                  (C) If Buyer shall have timely delivered a Buyer's Report to
            Sellers, then, in the event (i) Sellers agree with the Buyer's Report, (ii) fail to deliver a timely Disagreement Notice to Buyer or (iii) the report of the third independent engineering firm indicates an amount of total oil and natural gas reserves that is lower than the amount of reserves reflected in the NS Report as of June 1, 2005 (converting in each case all volumes of natural gas to Boe's) and such discrepancy is in excess of 10%, then the cash portion of the Purchase Price shall be reduced by $3,658,500 (unless this Agreement is terminated pursuant to sub-paragraph (D) below).

                  (D) If such discrepancy is greater than 15%, then Buyer shall have the right to terminate this Agreement by giving written notice to the other within ten days after occurrence of the event described in clause (i) or (ii) of sub-paragraph 2(f)(i)(C) above or receipt of the report of the third engineering firm referred to in clause
            (iii) of sub-paragraph 2(f)(i)(C) above.

                  (E) The Parties each acknowledge that the NS Reports reflect oil and gas reserves for properties of Penn-Tex Resources located outside of the States of Illinois and Indiana (the "Non-Illinois and Indiana Properties") and that the Non-Illinois and Indiana Properties were sold and transferred by PennTex Resources to a third party in October 2005. The parties acknowledge that the Acquired Assets to be purchased by the Buyer from PennTex Resources consists of Oil and Gas Assets located in the states of Illinois and Indiana and that there will be no adjustment to the Purchase Price for discrepancies in the NS Reports resulting from the sale of the Non-Illinois and Indiana Properties.

            (ii) Within sixty (60) days after the Closing, Sellers and Buyer shall effect a post-closing accounting pursuant to which Buyer will account to Sellers for and pay over or assign and transfer (or cause Rex Energy or PennTex Illinois to pay over or assign or transfer) to Sellers (other than Rex Energy or PennTex Illinois, and as Sellers may direct):

                  (A) any Cash of any of Sellers in existence at the Effective Time that is in the possession of Buyer (or of Rex Energy or PennTex Illinois);

                  (B) all deposits, checks, funds, and accounts receivable of Sellers included in the Excluded Assets and any proceeds of collection thereof received by or in the possession of Buyer (or received by or in the possession of Rex Energy or PennTex Illinois);

                  (C) all proceeds of sale and accounts receivable for sale of oil, gas and other hydrocarbons produced from or attributable to the Oil and Gas Assets prior to the Effective Time (including, without limitation, all such substances in storage, within processing plants, in pipelines or otherwise held in inventory at the Effective Time) that are included in the Excluded Assets and that have been received or are held by Buyer (or by Rex Energy or PennTex Illinois); and

                  (D) any other Excluded Assets held by or in the possession or control of Buyer (or of Rex Energy or PennTex Illinois);

      and pursuant to which:

                  (E) Sellers (other than Rex Energy or PennTex Illinois) shall reimburse Buyer (or Rex Energy or PennTex Illinois) for any costs or expenses (excluding any Assumed Liabilities) incurred by Rex Energy or PennTex Illinois or any of the other Sellers in the Ordinary Course of Business prior to the Effective Time that have been paid by Buyer or by Rex Energy or PennTex Illinois after the Effective Time, and Sellers (other than Rex Energy and PennTex Illinois) shall assume liability for any unpaid costs or expenses (excluding any Assumed Liabilities) incurred by Rex Energy or PennTex Illinois in the Ordinary Course of Business prior to the Effective Time; and

                  (F) Buyer shall reimburse Sellers (other than Rex Energy or PennTex Illinois, and as Sellers may direct) for any Assumed Liabilities (including, without limitation, costs or expenses, including prepaid costs or expenses, arising out of or attributable to the ownership, use, construction, maintenance or operation of the Oil and Gas Assets on or subsequent to the Effective Time) that have been paid by Sellers (other than Rex Energy or PennTex Illinois).

            The post-closing accounting will not, of course, relieve the respective Sellers other than Rex Energy or PennTex Illinois from liability and responsibility for their unpaid obligations incurred prior to the Effective Time that are not included in the Assumed Liabilities and will not relieve Buyer from liability and responsibility for unpaid Assumed Liabilities. Within forty-five (45) days after the Closing Date, Buyer and Rex Energy and PennTex Illinois shall provide the other Sellers with all information in their possession relating to items to be dealt with in the post-closing accounting, and the Sellers other than Rex Energy and PennTex Illinois shall provide to Buyer all information in their possession relating to items to be dealt with in the post-closing accounting; and the post-closing accounting shall be effected at 9:00 am in the offices of Sellers described in Section 2(c) on the sixtieth day following the Closing Date (or on the next succeeding business day if such day is a Saturday, Sunday or holiday), or at such other place, date or time as Sellers (other than Rex Energy and PennTex Illinois) and Buyer shall agree.

            (iii) The Purchase Price shall be increased for actual costs and expenses incurred by Sellers during the period commencing on the execution of this Agreement and ending on the Closing Date, in connection with the drilling, re-working, completing, re-completing and equipping of wells (or similar capital expenditures), which is required by the terms of any existing Contracts to which any Seller is a party or proposed by a third party in situations where a Seller has a right to participate and Sellers believe that the participation in such project will be in the best interests of Buyer following the applicable Closing, provided, however, that the Purchase Price will not be increased by more than $400,000 for adjustments pursuant to this clause (iii) unless the Sellers shall have obtained the Buyer's prior written consent for the aggregate of such expenses to be incurred exceeding $400,000. The amount of any increase in the purchase price pursuant to this sub-paragraph that can be determined as of the Closing Date shall be paid by Buyer to Sellers (in immediately available funds as specified in Section 2(d) above) at the Closing; any additional amount of such increase determined after the Closing Date shall be paid by Buyer to Sellers incident to the post-closing accounting provided for in paragraph 2(f)(ii) above.

            (iv) If the cost of terminating the Hedging Arrangements held by Sellers (other than Douglas O&G) pursuant to Section 5(g) below exceeds $6,000,000, Buyer shall have the option to (i) increase the Purchase Price by the amount of such excess cost above $6,000,000 or (ii) assume such Hedging Arrangements and decrease the Purchase Price by $5,000,000. In the event that Buyer elects to assume any Hedging Arrangements, Buyer shall take all necessary actions required to assume such Hedging Arrangements and shall be responsible for any security deposits, letters of credit or other similar security arrangements which may be required to assume such Hedging Arrangements.

            (v) If the required consents of the limited partners of Midland to sale of the interests of Midland in the Acquired Assets is not obtained by February 15, 2006 as described in Section 3(b) below, the cash portion of the Purchase Price described in Section 2(d) above shall be reduced by $1,185,479.

            (iv) The cash portion of the Purchase Price described in Section 2(d) above may be reduced by virtue of Reduction Amounts pursuant to and to the extent, if any, provided for in Section 6(a)(xiii) below (if this Agreement is not terminated pursuant to said Section 6(a)(xiii)).

      (g) Employment Agreements. Concurrently with the Closing, Rex Energy will enter into three-year employment agreements (except in the case with Lance T. Shaner, who shall be employed as the Interim Chief Executive Officer for a term of one-year) with each of the individuals listed on Exhibit G hereto, which agreements shall contain provisions, terms and conditions substantially in the form of agreement attached as Exhibit H hereto; provided, however, that the employment agreement of Lance T. Shaner shall contain such additional provisions, terms and conditions as are reasonably necessary to recognize and permit his continued service as Chairman and Chief Executive Officer of Shaner Hotel Group, L.P., Shaner SPE Associates LP, Jelms Hotel Company LP, Shaner Select Hotels I Limited Partnership, Shaner Pittsburg Hotel LP (including all general partners of the aforementioned limited partnerships), Shaner Energy, Inc., Shaner Cable, Inc., Shaner Development Corp., all similar present and future businesses and activities and all current and future family trusts and family corporations.

      (h) New Buyer Stock Option Plan. Following the Closing, the Buyer shall establish a Buyer Stock Option Plan for the issuance of incentive or non-qualified stock options to directors, officers, and employees and shall take all necessary actions to register with the SEC the common shares underlying the options to be granted under such plan, including, without limitation, the filing of a registration statement under the Securities Act on Form S-8.

      (i) Change in Management. Effective upon the Closing, the Buyer shall amend its bylaws (and if deemed necessary or advisable by the Sellers in their reasonable discretion, the Buyer's articles of incorporation) to provide that Lance T. Shaner shall be appointed Chairman of the Board of Directors of the Buyer and the Buyer's Board of Directors shall adopt a resolution increasing the size of such Board of Directors to nine (9) persons. Initially, the Board of Directors of the Buyer shall consist of (A) three (3) designees of Mr. Shaner (such designees to be Mr. Shaner, Thomas F. Shields, and Benjamin W. Hulburt),
(B) three (3) designees of Messrs. Gaines and Damson (such designees to include Messrs. Gaines and Damson) and (C) three (3) individuals mutually chosen by Messrs. Shaner, Hulburt, Shields, Damson, Gaines and the third Damson/Gaines designee. As a condition to such three (3) individuals being chosen, each of them must qualify as an "independent director" in accordance with the standards set forth in Rule 10A-3 promulgated by the SEC under the Exchange Act. In addition, Buyer will use its best efforts to designate individuals meeting the independence requirements of the listing standards of the American Stock Exchange, or such other national securities exchange or quotation system upon which it is anticipated the Buyer's Common Shares will be listed or quoted. No later than thirty (30) days prior to the Closing Date, the Buyer and Sellers shall each provide the other with written notice of their respective proposed nominees to the Board of Directors.

      (j) Renamed Entities. As soon as practicable after the date of this Agreement, the Buyer shall be renamed Baseline Oil & Gas Corp. As soon as practicable following the Closing, the Buyer shall be renamed Rex Energy Corporation.

      (l) Relocation of Headquarters. As soon as practicable following the Closing, the Buyer will (i) relocate its headquarters to State College, Pennsylvania and (ii) amend its Bylaws to provide that the headquarters of Buyer will remain in State College, Pennsylvania for a minimum of five (5) years, unless decided otherwise by an affirmative vote of not less than seventy-five percent (75%) of the members of the entire Board of Directors of Buyer at the time of such vote.

      3. Representations and Warranties of the Sellers. It is understood and agreed that neither Shaner nor Hulburt shall be considered to be a "Seller" for the purposes of Sections 3(a) through 3(t) of this Section 3 and neither of them join in or shall have any liability or responsibility for or in connection with the representations and warranties made by the other Sellers that are contained in Sections 3(a) through 3(t) of this Section 3. The only representations that Shaner or Hulburt are making with respect to the subject matter of this Agreement are contained in Section 3(v) below.

      Subject in all respects to the foregoing, the respective Sellers, each severally and with respect only to itself or its interests in the Acquired Assets as more fully provided in Section 9(a), represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of each Closing Date (as though made then and as though such Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Sellers' disclosure schedule accompanying this Agreement and initialed by the Parties (the "Sellers' Disclosure Schedule"). The Sellers' Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Sellers. Each Seller is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties (including the Acquired Assets to be sold by it) and the operation of its business make such qualification necessary.

      (b) Authorization of Transactions. The Sellers have full power and authority (including full entity power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. Without limiting the generality of the foregoing, the board of directors, general partners, shareholders or managers of the Sellers, as the case may be, have duly authorized the execution, delivery, and performance of this Agreement by the Sellers. This Agreement constitutes a valid and binding agreement of each of the Sellers enforceable against the Sellers (wherever applicable) in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy. Notwithstanding the foregoing provisions of this Section 3(b), Sellers have informed Buyer that consent of the limited partners of Midland is required to authorize or permit sale of the Acquired Assets owned by Midland. Sellers will seek in good faith to obtain such consents, but if the required consents of the limited partners of Midland have not been obtained by the February 15, 2006, the interests owed by Midland in the Acquired Assets shall be excluded from the Acquired Assets and included in the Excluded Assets, this Agreement shall be construed and applied as if Midland had never been a Party hereto, and the cash portion of the Purchase Price shall be reduced by $1,185,479 as provided for in paragraph 2(f)(iv) above.

      (c) No Conflict or Violation; Oil and Gas Assets Conveyed. Except as provided with respect to Midland in Section 3(b) above and except for any exceptions set forth in Section 3(d) (or referenced in Schedule 3(c) of the Sellers' Disclosure Schedule), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by any Seller will (i) conflict with or result in a violation or breach of or default under any provision of the certificate of incorporation, by-laws, limited partnership agreement, members' agreement, limited liability company agreement or other similar governing documents of any Seller, as the case may be, (ii) conflict with or result in a violation or breach of or default under any agreement, indenture or other instrument under which such Seller is bound and to which any Acquired Asset is subject, other than such conflicts, breaches, violations or defaults that would not have a material adverse effect on the financial condition or operations of the Sellers taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule or regulation applicable to any Seller except where such violation or conflict would not have a material adverse effect on the financial condition of the Sellers taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Sellers, the Oil and Gas Assets listed in Exhibits C and D, respectively, comprise all of the oil and natural gas interests owned by the Sellers.

      (d) Consents. Except for (i) consents or approvals of or filings with the United States Department of Interior, the Minerals Management Service or other applicable Governmental Authorities in connection with assignments of the Hydrocarbon Assets as contemplated by Section 2 above, (ii) Preference Rights and Transfer Requirements, (iii) consents, approvals, authorizations, permits, filings or notices, the failure of which to obtain or with which to comply will not have a material adverse effect on the financial condition of the Sellers taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (iv) consents of the limited partners of Midland as described in Section 3(b), and (v) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 3(d) of the Sellers' Disclosure Schedule, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by the Sellers or for or in connection with the consummation of the transactions and the performance of the terms and conditions contemplated hereunder by the Sellers.

      (e) Brokers' Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      (f) Title. Without limiting the Buyer's right to terminate this Agreement pursuant to Section 6(a)(xii) below, and subject to the special warranty set forth below, the Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers' title to any of the Acquired Assets, and Buyer hereby acknowledges and agrees that Buyer's sole remedy for any defect in title with respect to any of the Acquired Assets shall be to terminate this Agreement (at Buyer's election) prior to the Closing pursuant to
Section 6(a)(xii) below, which remedy shall cease and shall no longer be available unless exercised by Buyer in accordance with said Section 6(a)(xii); and Buyer shall be conclusively deemed to have waived any such defect in title (whether known or unknown to Buyer) upon the Closing. Except as provided below, Sellers hereby warrant and represent to Buyer that Sellers' title to the Acquired Assets is, as of the date of this Agreement, and will be as of each Closing Date, "Defensible Title". For purposes of this Agreement, a warranty of "Defensible Title" shall mean a warranty of title to the properties conveyed against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under any Seller, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that except with respect to any liability of Sellers for any claim asserted in writing by Buyer to Seller within two (2) years after the Closing Date for breach of such special warranty of Defensible Title, such special warranty of Defensible Title shall cease and terminate at the end of such two (2) year period. EXCEPT AS PROVIDED ABOVE, THE SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT OR IN ANY MANNER RELATING TO SELLERS' TITLE TO ANY OF THE ACQUIRED ASSETS. ALL PERSONAL PROPERTY, MACHINERY, FIXTURES, EQUIPMENT AND MATERIALS CONVEYED HEREBY ARE SOLD AND ASSIGNED AND ACCEPTED BY BUYER, IN THEIR "WHERE IS, AS IS" CONDITION WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, OF MARKETABILITY, QUALITY, CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE AND/OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

      (g) Subsidiaries. There are no Subsidiaries of any of the Sellers, except that Rex Wabash owns a 50% limited liability company members' interest in New Albany. Douglas Westmoreland may be deemed a Subsidiary of Douglas O&G, but Douglas Westmoreland is not to be considered a "Subsidiary" for the purposes of this Agreement.

      (h) Hart-Scott-Rodino Act Filings. To the Sellers' Knowledge, the transactions contemplated by this Agreement and the Stock Agreement do not require any filing under or submission under the Hart-Scott-Rodino Act nor under any other applicable antitrust or competition law or regulation of any Governmental Authority having jurisdiction with respect to the transactions contemplated hereunder and under the Stock Agreement.

      (i) Tax Matters.

            (i) Each of the Sellers has filed all Income Tax Returns that it was required to file, and each has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of the Sellers taken as a whole.

            (ii) Schedule 3(i) of the Sellers' Disclosure Schedule lists all Income Tax Returns filed with respect to the Sellers for taxable periods ended on December 31, 2004. The Sellers will make available to the Buyer for inspection and copying correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 2003.

            (iii) None of the Sellers have waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

            (iv) None of the Sellers are a party to any Income Tax allocation or sharing agreement.

            (v) To the Knowledge of any of the Sellers, none of the Sellers has been a member of an Affiliated Group filing a consolidated federal Income Tax Return.

            (vi) Each of PennTex Illinois and Rex Energy have maintained their status as a "small business corporation" within the meaning of Section 1361(b) of the Internal Revenue Code at all times since their election effective on March 12, 2004 and January 1, 2005, respectively, they will be an "S corporation" up to and including the day before the Closing Date, and the validity of their election of "S corporation" status has not been challenged by the Internal Revenue Service nor is there any basis for such challenge.

      (j) Intellectual Property. Schedule 3(j) of the Sellers' Disclosure
Schedule identifies the sole registered trade name of the Sellers. There are no other patents, copyrights, trademarks, service marks or trade names of the Sellers except any logos, service marks, copyrights, trade names or trademarks of or associated with Douglas O&G, Douglas Westmoreland,, PennTex Resources and PennTex Illinois, which intellectual property rights are included in the Acquired Assets. There are no licenses, agreements or other permission which any of the Sellers have granted to any third party with respect to any of their intellectual property.

      (k) Contracts. To the Knowledge of each Seller, Schedule 3(k) of the Sellers' Disclosure Schedule lists all oral and written contracts and other oral and written agreements to which any of the Sellers is a party, the performance of which will involve consideration in excess of $25,000, but does not include any of the Contracts referred to above in the definition of "Oil and Gas Assets." The Sellers will make available to the Buyer for review and copying a correct and complete copy of each such contract or other agreement (as they may have been amended to date) listed in Schedule 3(l) of the Sellers' Disclosure Schedule.

      (l) Powers of Attorney. To the Knowledge of any of the Sellers, there are no outstanding powers of attorney executed on behalf of any of the Sellers.

      (m) Litigation. Except as set forth on Schedule 3(m) of the Sellers' Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against any Seller, or any of the Acquired Assets, before any Governmental Authority that (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition of the Sellers taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this

Agreement or (b) as of the date hereof seeks to materially delay or prevent the consummation of the transactions contemplated hereunder. Neither the Sellers nor any property or asset of the Sellers is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Sellers, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the transactions contemplated hereunder or otherwise prevent or materially delay the Sellers from performing their obligations under this Agreement or would reasonably be expected to have a material adverse effect on the financial condition of the Sellers taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

      (n) Employee Benefits.

            (i) Schedule 3(n) of the Sellers' Disclosure Schedule lists each Employee Benefit Plan that any of the Sellers maintains or to which any of the Sellers contributes.

                  (A) To the Knowledge of the Sellers, each such Employee
            Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Sellers taken as a whole.

                  (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (C) Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code ss.401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code ss.401(a).

                  (D) As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

            (ii) With respect to each Employee Benefit Plan that any of the Sellers or any ERISA Affiliate maintains or has maintained during the prior six (6) years or to which any of them contributes, or has been required to contribute during the prior six (6) years:

                  (A) No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Sellers taken as a whole.

                  (B) None of the Sellers has incurred any liability to the PBGC
            (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (o) Environmental, Health, and Safety Matters.

            (i) To the Knowledge of the Sellers, the Sellers are in compliance in all material respects with applicable Environmental, Health and Safety Requirements, except for such non-compliance as would not have a material adverse effect on the financial condition of the Sellers taken as a whole.

            (ii) Except as described on Schedule 3(o) of the Sellers' Disclosure Schedules, to the Knowledge of the Sellers, the Sellers have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Sellers or their properties or facilities arising under Environmental, Health and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Sellers taken as a whole.

            (iii) This Section 3(p) contains the sole and exclusive representations and warranties of the Sellers with respect to any environmental, health or safety matters concerning the Sellers and the Acquired Assets, including without limitation any arising under any Environmental, Health and Safety Requirements.

      (p) Financial Statements. Correct and complete copies of the audited Balance Sheets and Income Statements of each of the Sellers other than PennTex Illinois as of, and for the fiscal year ended, December 31, 2004 (collectively, the "Audited Financials"), and an unaudited balance sheet and income statement of each of the Sellers as of, and for the quarter ended, September 30, 2005 (the "Stub Financials" and collectively with the Audited Financials, the "Financial Statements") have been made available to the Buyer. Prior to the Closing Date, correct and complete copies of audited Balance Sheets and Income Statements of each of the Sellers as of, and for the fiscal year ended December 31, 2005 (also herein called ""Audited Financials" and "Financial Statements"), will be made available to the Buyer The Financial Statements: (i) are or will be consistent in all material respects with the books and records of the Sellers; (ii) have been or will be prepared in accordance with GAAP consistently applied (except that the Stub Financials may not contain footnotes that audited financial statements would be required to include under GAAP); (iii) reflect and provide adequate reserves and disclosures in respect of all liabilities of the Sellers, including all contingent liabilities, as of the respective dates of the Financial Statements, and (iv) present fairly or will present fairly in all material respects the financial position of the Sellers at such dates and the results of operations and cash flows of the Sellers for the periods then ended, except that the Stub Financials do not reflect the impact of normal recurring year-end adjustments, which adjustments would not have a material impact on the financial results reflected in the Stub Financials.

      (q) Labor Matters.

            (i) No Seller is a party to any contract or collective bargaining agreement with any labor organization. No organizing effort or question concerning representation question is pending respecting the employees of the Sellers, and to the Knowledge of each Seller no such question has been raised within the preceding three years.

            (ii) To the Knowledge of each Seller, all reasonably anticipated material obligations of the Sellers, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Sellers have been paid or reserved for.

            (iii) To the Knowledge of each Seller, there is no basis for any material claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of the Sellers, and no such material charge or complaint is pending against the Sellers before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters.

            (iv) To the Knowledge of each Seller, the Sellers have withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of the Sellers. To the Knowledge of each Seller, the Sellers are not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. To the Knowledge of each Seller, Sellers are in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate Governmental Authorities.

      (r) Leases. Except as set forth on Schedule 3(t) of Sellers' Disclosure Schedules, to the Knowledge of each Seller, each Lease is in full force and effect and not subject to any preferential right to purchase, third party consent to assignment requirement, right of first refusal, right of first offer, or similar right of restriction. To the Knowledge of each Seller, no Seller is in material breach or material default, and there has occurred no event, fact or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by Sellers, with respect to any terms of any Lease. No lessor under any Lease has given any Seller, or to Sellers' Knowledge, threatened to give, notice of any action to terminate, cancel, rescind, repudiate or procure a judicial reformation of any Lease or any provision thereof. To the Knowledge of each Seller, Sellers have correctly made all payments, including, without limitation, royalties, rentals, shut-in well payments, and other lease maintenance payments, due in respect of the Leases thereunder.

      (s) Contracts. Sellers will make available to Buyer for inspection true and correct copies of all of the Contracts described on Schedule 3(k), and to the Knowledge of each Seller there are no other material contracts, agreements, instruments or documents affecting the Acquired Assets other than the Contracts described on Schedule 3(k). With respect to the Contracts: (i) to the Knowledge of each Seller, all Contracts are in full force and effect; (ii) to the Knowledge of each Seller, no Seller is in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by any Sellers, with respect to the terms of any Contract;
(iii) to Sellers' Knowledge, no other party is in material breach or material default with respect to the terms of any Contract; and (iv) no Seller, nor, to Sellers' Knowledge, any other party to any Contract has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Contract or any provisions thereof except as set forth on
Schedule 3(s) of Sellers' Disclosure Schedules.

      (t) Permits. To the Knowledge of each Seller, Seller has complied in all material respects with all laws and Permits relating to the Acquired Assets for which a Seller serves as the operator, including, without limitation, environmental laws and laws requiring the provision of surety bonds or other forms of security or financial assurance with respect to the performance of operations (including, without limitation, plugging and abandonment operations) on the Acquired Assets, other than those laws and Permits the failure of which to comply would not have an adverse effect on the Acquired Assets. To the

Knowledge of each Seller, Sellers have all Permits required in connection with the ownership and operation of the Acquired Assets for which a Seller serves as the operator (including those required under environmental laws), and have properly made all filings necessary or appropriate to obtain such Permits, other than those Permits the failure of which to obtain would not have an adverse effect on the Acquired Assets. To the Knowledge of each Seller, all such Permits and filings are in full force and effect. Sellers have not received notice from any Governmental Authority that any such applicable law, Permit, or filing has been violated or not complied with by Sellers with respect to the Acquired Assets.

      (u) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, the Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, the Sellers make no representation or warranty regarding any assets other than the Acquired Assets, and solely as set forth herein, or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

      (v) Representations of Shaner and Hulburt. The representations and warranties by Shaner and Hulburt contained in this Section 3(v) are "several" obligations, i.e., the particular maker of such representation is solely responsible to the extent of any breach or violation thereof. Shaner and Hulburt hold of record and own beneficially the number of shares of capital stock of Rex Energy and PennTex Illinois set forth opposite his name in Schedule 3(v) of the Sellers' Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under this Agreement, the Securities Act and state securities laws), liens, encumbrances, options, purchase rights, contracts, claims and demands. Shaner and Hulburt are not a party to any option, warrant, purchase right, or other contract or commitment that could require such individual to sell, transfer, or otherwise dispose of any capital stock of Rex Energy or PennTex Illinois (other than this Agreement). Neither Shaner nor Hulburt are party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Rex Energy or PennTex Illinois.

      4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 4), except as set forth in the Buyer's disclosure schedule accompanying this Agreement and initialed by the Parties (the "Buyer's Disclosure Schedule"). The Buyer's Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

      (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties (including the Acquired Assets to be acquired by it) and the operation of its business makes such qualification necessary.

      (b) Authorization of Transactions. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of the Buyer have duly authorized the execution, delivery, and performance of this Agreement by the Buyer, and no authorizations or approvals from the shareholders of the Buyer with respect to the transaction contemplated under this Agreement are required by law, the Buyer's articles of incorporation or bylaws or any agreement to which the Buyer is a party. This Agreement constitutes a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

      (c) No Conflict or Violation. Except for any exceptions set forth in
Section 4(d) (or referenced in Schedule 4(c) of the Buyer's Disclosure Schedule), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by the Buyer will (i) conflict with or result in a violation or breach of or default under any provision of its articles of incorporation or by-laws, (ii) conflict with or result in a violation or breach of or default under any agreement, indenture or other instrument under which the Buyer is bound or any of its properties is subject, other than such conflicts, breaches, violations or defaults that would not have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (iii) violate or conflict with any law, rule or regulation applicable to the Buyer except where such violation or conflict would not have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

      (d) Consents. Except for (i) consents, approvals, authorizations, permits, filings or notices, the failure of which to obtain or with which to comply will not have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement, and (ii) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 4(d) of the Buyer's Disclosure Schedule, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by the Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by the Buyer.

      (e) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers could become liable or obligated.

      (f) Subsidiaries. Except for New Albany, there are no Subsidiaries of the Buyer and there has not been any Subsidiary of the Buyer (or any predecessor or assignor of Buyer) since the date of Buyer's incorporation in February 2004. Other than as set forth in Schedule 4(f) of the Buyer's Disclosure Schedule, the Buyer does not directly or indirectly own (and has not, since the date of its incorporation directly or indirectly owned) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

      (g) Capitalization.

            (i) The authorized capital stock of the Buyer consists of (i) 140,000,000 shares of Buyer Common Stock, par value $.001 per share

      ("Buyer Common Stock") and (ii) 10,000,000 shares of preferred stock, par value $.001 per share ("Buyer Preferred Stock"). As of the date of this Agreement (but prior to issuance of Buyer Common Stock pursuant to the Stock Agreement), (i) 20,270,000 shares of Buyer Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares of Buyer Common Stock were held in the treasury of the Buyer, (iii) no shares of Buyer Common Stock were held by any Subsidiaries of Buyer, (iv) 13,675,000 shares of Buyer Common Stock were issuable pursuant to outstanding non-qualified stock options (the "Buyer Stock Options"), (v) 7,282,500 shares of Buyer Common Stock were issuable pursuant to the Convertible Notes, and (vi) 475,000 shares of Buyer Common Stock were issuable pursuant to outstanding warrants. As of the date of this Agreement, no shares of Buyer Preferred Stock are issued and outstanding. Except as set forth in this Section 4(g) and Schedule 4(g) of the Buyer's Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any character relating to the issued or unissued capital stock of the Buyer or obligating the Buyer to issue or sell any shares of capital stock of, or other equity interests in, the Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Buyer, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Schedule 4(g) of the Buyer's Disclosure Schedule sets forth the following information with respect to each Buyer Stock Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Buyer Stock Option was granted; (ii) the number of shares of Buyer Common Stock subject to such Buyer Stock Option; (iii) the exercise price of such Buyer Stock Option; (iv) the date on which such Buyer Stock Option was granted; (v) the applicable vesting schedule; and (vi) the date on which such Buyer Stock Option expires. The Buyer has made available to the Sellers accurate and complete copies of the Convertible Notes and all outstanding warrants for issuance of Buyer Common Stock and all stock option plans pursuant to which Buyer has granted Buyer Stock Options that are currently outstanding and the forms of all stock option agreements evidencing such Buyer Stock Options. All shares of Buyer Common Stock subject to issuance as aforesaid, have been duly authorized and reserved, and upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and non-assessable. Except as contemplated in the Stock Agreement, there are no outstanding contractual obligations of the Buyer or any of its Affiliates to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock. All outstanding shares of Buyer Common Stock, all outstanding Buyer Stock Options, all warrants for issuance of Buyer Common Stock, and the Convertible Notes have been issued and granted in compliance with (i) all applicable federal, state and foreign securities laws and other applicable laws and regulations, and (ii) in the case of the Buyer Stock Options, all requirements set forth in the applicable stock option contracts. The Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its shareholders on any matter. Schedule 4(g) of the Buyer's Disclosure Schedule contains a schedule that specifies, on a fully-diluted basis as of the Closing Date, all of the issued and outstanding Buyer capital stock and all shares of Buyer Common Stock and all other capital stock issued, outstanding or then-issuable under Buyer Stock Options, the Convertible Notes, all outstanding warrants, or any other plans or commitments that Buyer will have outstanding as of the Closing Date, and the respective owners thereof; provided that shares of Buyer Common Stock, warrants issued to the placement agent of the Private Offering and/or Buyer Debt Securities (resulting, collectively, in the issuance or provision for issuance of not more than a total of 11,000,000 shares of Buyer Common Stock on a fully diluted basis) may have been issued in the Private Placement as described in Section 2(d) and except for Buyer Securities to be issued in the Closing Placements referred to in Section 5(k) hereof, all of which Buyer Common Stock shall have been issued and granted in compliance with all applicable federal, state and foreign securities laws and other applicable laws and regulations and shall be validly issued, fully paid and non-assessable.

            (ii) All shares of Buyer Common Stock to be issued or transferred by the Buyer under the Stock Agreement shall be, upon their issuance or transfer, duly authorized, validly issued, fully paid and non-assessable.

            (iii) No action of the shareholders of the Buyer is required to enter into, or consummate the transactions contemplated by this Agreement. The issuance of the shares of Buyer Common Stock under the Stock Agreement does not and will not require shareholder approval under the rules of any securities exchange or securities quotation system on which the Buyer Common Stock is then listed or quoted.

            (iv) All offers and sales of Buyer Common Stock and other securities of the Buyer (including the Convertible Notes and the Buyer Stock Options) made by the Buyer and its Affiliates have been made in compliance with the Securities Act, the Exchange Act, all applicable state securities or "Blue Sky" laws, and, where applicable, the laws or regulations of foreign jurisdictions. All offers and sales of Buyer Common Stock and other securities of the Buyer (including Buyer Stock Options) have not been required to have been registered or qualified under the Securities Act or the Exchange Act, and have been registered under all applicable state securities or "Blue Sky" laws or the laws or regulations of any foreign jurisdictions, and each such offer and sale has qualified for a valid exemption from registration or qualification under such laws and regulations, including any rules, regulations or interpretations requiring offers and sales of securities otherwise exempt from registration to be "integrated" as one offering and thereby require registration or qualification thereunder. The offers and sales of Buyer Common Stock (including Buyer Stock Options) contemplated to be made by the Buyer under this Agreement and the Stock Agreement (assuming, as to Buyer Common Stock issued under the Stock Agreement, that the representations and warranties of the parties other than Buyer set forth in the Stock Agreement regarding their acquisition of Buyer Common Stock are true and correct), will comply in all respects with the provisions of the Securities Act, the Exchange Act, all applicable state securities or "Blue Sky" laws, and, where applicable, the laws and regulations of all foreign jurisdictions.

            (v) The Convertible Notes have been duly authorized, executed, delivered and paid for in accordance with the terms of their issuance, are valid and binding obligations of the Buyer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity. The underlying shares of Buyer Common Stock issuable upon conversion of the Convertible Notes have been duly authorized and reserved and, when issued upon conversion of the Convertible Notes in accordance with their terms, will be validly issued, fully paid and non assessable, and the issuance of such shares of Buyer Common Stock will not be subject to any preemptive or similar rights. The offering and sale of the Convertible Notes (i) did not require the registration or qualification thereof under the Securities Act or any applicable state securities or "Blue Sky" laws, nor was any indenture with respect thereto required to be qualified under the Trust Indenture Act of 1939, as amended, and (ii) were made in compliance with Section 4(2) of the Securities Act and in accordance with Regulation D promulgated by the SEC thereunder.

      (h) Buyer SEC Filings.

            (i) The Buyer has filed all forms, statements, reports and documents required to be filed or, if permissible, furnished by it with the Securities and Exchange Commission (the "SEC") since the incorporation of Buyer (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of its filing date, each Buyer SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and no Subsidiary of Buyer is required to file any form, report or other document with the SEC pursuant to the Exchange Act.

            (ii) Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Buyer at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year end adjustments of a generally recurring nature).

            (iii) Except as and to the extent set forth in the Buyer SEC Reports filed with the SEC prior to the date hereof, the Buyer has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) their performance obligations under contracts existing on the date hereof or under applicable laws or regulations, in each case to the extent arising after the date hereof, (ii) liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2005 and (iii) liabilities and obligations which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated herein or otherwise prevent or materially delay the Buyer from performing its obligations under this Agreement, and which in each case would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

            (iv) The Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Report and has made such certifications and statements filed prior to the date hereof available to the Sellers. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Buyer's SEC filings and other public disclosure documents. Schedule 4(h) of the Buyer's Disclosure Schedule lists, and the Buyer has made available to the Sellers, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. As used in this Section 4(h), the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

            (v) The management of the Buyer has disclosed, based on its most recent evaluation as of the date of this Agreement, to the Buyer's outside auditors and the audit committee of the Board of Directors of the Buyer
      (i) all significant deficiencies and all material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) known to the Buyer as of the date of such evaluation which are reasonably likely to materially and adversely affect the Buyer's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Buyer's internal controls over financial reporting.

            (vi) The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management's general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            (vii) There has not occurred any material adverse change, or any development constituting a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Buyer taken as a whole, from that set forth in the September 10-QSB.

            (viii) Each Buyer SEC Filing complied when so filed in all material respects with the Exchange Act, the Securities Act and the applicable rules and regulations of the SEC thereunder.

            (ix) The Buyer is not, and after giving effect to the offering and sale of shares of Buyer Common Stock pursuant to the Stock Agreement or incident to the private placement referred to in Section 2(d) or the Closing Placements referred to in Section 5(k) and the application of the proceeds thereof, will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

            (x) Neither the offer or sale of the shares of Buyer Common Stock pursuant to the Stock Agreement nor the consummation of the transactions as contemplated by this Agreement give rise to any rights for or relating to the registration of shares of Buyer Common Stock or other securities of the Buyer, except as may be granted incident to the Private Placement referred to in Section 2(d) or the Closing Placements referred to in
      Section 5(k) hereof.

            (xi) Except with respect to the issuance on November 23, 2005 of $2,375,000 in original principal amount of Convertible Notes due May 2007, subsequent to September 30, 2005, (1) the Buyer and its subsidiaries have not incurred any material liabilities or obligations, direct or contingent, nor entered into any material transactions not in the Ordinary Course of Business; (2) the Buyer has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (3) there has not been any material change in the capital stock, short-term debt or long-term debt of the Buyer, except as described in the September 10-QSB.

            (xii) The Buyer has prepared and filed with the SEC an information statement to be sent to its shareholders relating to a meeting of the Buyer's shareholders to be held to consider the change of the name of the Buyer to "Baseline Oil & Gas Corp." as contemplated by Section 2 above. The information statement was not commented on by the SEC and was mailed to all of the Buyer's shareholders.

      (i) Absence of Certain Changes or Events. Since September 30, 2005, and except (i) with respect to the issuance on November 23, 2005, of $2,375,000 in original principal amount of Convertible Notes due May 2007, and (ii) as expressly contemplated by this Agreement, the Buyer has conducted its businesses only in the Ordinary Course of Business and there has not been any adverse change to the financial condition or results of operations of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement. In addition, since September 30, 2005, and through the date hereof, the Buyer has not:

            (i) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock,

            (ii) acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or, outside the Ordinary Course of Business, any significant amount of assets;

            (iii) disposed of (including, without limitation, by sale of assets or stock or any other transaction) any material portion of its business or assets;

            (iv) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the material obligations of any Person, or made any material loans or advances, or granted any material security interest in any of its assets;

            (v) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business; or

            (vi) commenced or settled any litigation, suit, claim, action, proceeding or investigation.

      (j) Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, or any property or asset of the Buyer, before any Governmental Authority that (a) has had, or would reasonably be expected to have, a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement or (b) as of the date hereof seeks to materially delay or prevent the consummation of the transactions contemplated hereunder. Neither the Buyer nor any property or asset of the Buyer is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, that would reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the transactions contemplated hereunder or otherwise prevent or materially delay the Buyer from performing its obligations under this Agreement or would reasonably be expected to have a material adverse effect on the financial condition of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

      (k) Hart-Scott-Rodino Act Filings. To the Buyer's knowledge, the transactions contemplated by this Agreement and the Stock Agreement do not require any filing under or submission under the Hart-Scott-Rodino Act nor under any other applicable antitrust or competition law or regulation of any Governmental Authority having jurisdiction with respect to the transactions contemplated hereunder and under the Stock Agreement.

      (l) Solvency. The Buyer is not now insolvent, nor will the Buyer be rendered insolvent by the consummation of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), (i) the Buyer will be able to pay its debts as they become due, (ii) the property of the Buyer does not and will not constitute unreasonably small capital, and the Buyer will not have unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business and (iii) taking into account pending and threatened litigation, final judgments against the Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Buyer, after taking into account all other anticipated uses of the cash of the Buyer, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section 4(l), "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and
(y) the term "debts" includes any legal liability, whether matured or unmatured, 1iquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

      5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

      (b) Notices and Consents. Each of the Parties will give (and the Sellers will cause their respective Subsidiaries to give) any notices to third parties, and the Parties will use their reasonable best efforts to obtain any third party consents that the Buyer or the Sellers, as the case may be, reasonably may request in connection with the matters referred to in Sections 3(d) and 4(d) above. In addition, each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Sections 3(d) and 4(d) above.

      (c) Operation of Business. Neither the Buyer nor the Sellers will engage in any practice, take any action, or enter into any transaction outside their respective Ordinary Course of Business. Without limiting the generality of the foregoing,

            (i) Except as set forth in Schedule 5(c) of the Buyer's Disclosure Schedule or as expressly contemplated by any other provision of this Agreement,

                  (A) the Buyer shall use its best efforts to preserve
            substantially intact the business organization of the Buyer, maintain its business and properties substantially intact, including its present operations and facilities, keep available the services of the current officers, employees and consultants of the Buyer and preserve the current relationships of the Buyer with working interest owners, other royalty owners, operators, suppliers, purchasers, employees and other persons with which the Buyer has significant business relations, and

                  (B) the Buyer shall not, directly or indirectly, do, or
            propose to do, any of the following without the prior written consent of the Sellers:

                        1. amend or otherwise change its articles of
                  incorporation or bylaws;

                        2. issue, sell, pledge, dispose of, grant or encumber,
                  or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Buyer, or any Buyer Stock Options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Buyer, or (ii) any assets of the Buyer, except in the Ordinary Course of Business; provided that Buyer may issue and sell (A) in the Private Placement referred to in
                  Section 2(d) above (x) shares of Buyer Common Stock, (y) warrants issued to Buyer's placement agent in connection with the Private Offering and/or (z) Buyer Debt Securities convertible into shares of Buyer Common Stock with the total number, if any, of shares of Buyer Common Stock plus the total number of shares of Buyer Common Stock into which Buyer Debt Securities or warrants issued to Buyer's placement agent may be converted not exceeding 11,000,000 shares on a fully diluted basis and (B) Buyer Securities in the Closing Placements referred to in Section 5(k) hereof;

                        3. declare, set aside, make or pay any dividend or other
                  distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                        4. reclassify, combine, split, subdivide or redeem, or
                  purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                        5. (I) acquire (including, without limitation, by
                  merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, limited liability company, other business organization or any division thereof or any significant amount of assets; (II) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets; provided that Buyer may issue and sell (y) in the Private Placement referred to in Section 2(d) above Buyer Debt Securities, provided, however, if such Buyer Debt Securities are convertible into shares of Buyer Common Stock, the total number of shares of Buyer Common Stock plus the total number of shares of Buyer Common Stock into which Buyer Debt Securities or warrants issued to Buyer's placement agent may be converted, shall not exceed 11,000,000 shares and (z) Buyer Securities in the Closing Placements referred to in
                  Section 5(k) hereof; (III) enter into any contract or agreement other than in the Ordinary Course of Business; (IV) authorize, or make any commitment with respect to, any capital expenditure (other than capital expenditures to pay Buyer's 50% share as a member in New Albany of costs of purchasing oil and gas properties pursuant to the Aurora Purchase Agreement and Exploration Costs in connection with such oil and gas properties as referenced in Section 2(d) above); or (V) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this
                  Section 5(c)(i)(5);

                        6. increase the compensation payable or to become
                  payable or the benefits provided to its directors, officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Buyer, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                        7. take any action, other than reasonable and usual
                  actions in the Ordinary Course of Business, with respect to its accounting policies or procedures;

                        8. make, change or revoke any material Tax election,
                  settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                        9. pay, discharge or satisfy any claim, liability or
                  obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business;

                        10. (I) amend, modify or consent to the termination of
                  any material contract of Buyer, or amend, waive, modify or consent to the termination of the Buyer's rights thereunder, or (II) amend, modify or consent to the termination of any promissory note, bond, mortgage, indenture, contract, agreement (oral or written), lease, license, permit, franchise or other instrument evidencing outstanding indebtedness for money borrowed and capital lease obligations (or any rights of the Buyer thereunder);

                        11. commence or settle any material legal proceedings;

                        12. fail to make in a timely manner any filings with the
                  SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

                        13. announce an intention, enter into any formal or
                  informal agreement or otherwise make a commitment, to do any of the foregoing.

            (ii) Except as set forth in Schedule 5(c)(ii) of the Sellers' Disclosure Schedule or as expressly contemplated by any other provision of this Agreement,

                  (A) the Sellers shall use their reasonable best efforts to preserve substantially intact the business organizations of the Sellers, maintain their businesses and properties substantially intact, including their present operations, facilities and working conditions, keep available the services of their current officers, employees and consultants and preserve the Sellers' relationships with their respective mineral interest fee holders, royalty owners, operators, suppliers, purchasers, employees and other persons with which the Sellers have significant business relations, and

                  (B) the Sellers shall not, directly or indirectly, do, or
            propose to do, any of the following without the prior written consent of the Buyer:

                        1. amend or otherwise change their respective articles
                  or certificates of incorporation, bylaws, regulations, partnership agreements or similar organizational documents, as the case may be;

                        2. issue, sell, pledge, dispose of, grant or encumber,
                  or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any equity interests or equity securities of the Sellers, or warrants, convertible securities or other rights of any kind to acquire any shares of such equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Sellers, or (ii) any assets of the Sellers, except in the Ordinary Course of Business;

                        3. declare, set aside, make or pay any dividend or other
                  distribution, payable in cash, stock, property or otherwise, with respect to any of their its capital stock;

                        4. reclassify, combine, split, subdivide or redeem, or
                  purchase or otherwise acquire, directly or indirectly, any of their capital stock or other equity interests;

                        5. (I) acquire (including, without limitation, by
                  merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, limited liability company, other business organization or any division thereof or any significant amount of assets; (II) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except with respect to certain indebtedness to be incurred in connection with a proposed commercial bank revolving line of credit facility for PennTex Resources, PennTex Illinois, Douglas O&G and Douglas Westmoreland, for which Manufacturers and Traders Trust Company is to be lead agent (the "M&T Loans"), which M&T Loans will be repaid or otherwise retired by Sellers and all liens and security interests on Acquired Assets securing such indebtedness shall be released at Sellers' expense in connection with the Closing; (III) enter into any contract or agreement other than in the Ordinary Course of Business, provided, however, that Rex Energy will be permitted to enter into a lease agreement with Shaner Brothers, LLC for office space located at 1975 Waddle Road, State College, Pennsylvania (with terms providing for annual rental payments by Rex Energy not to exceed $180,000 without the consent of Buyer) and to terminate its oral month-to-month lease with Shaner Brothers, LLC regarding its current office space located at 1965 Waddle Road, State College, Pennsylvania;; (IV) authorize, or make any commitment with respect to, any capital expenditure of the Sellers exceeding $100,000 (other than capital expenditures to pay Rex Wabash's 50% share as a member in New Albany of costs of purchasing oil and gas properties pursuant to the Aurora Purchase Agreement and Exploration Costs in connection with such oil and gas properties as referenced in Section 2(d) above); or (V) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5(c)(ii)(5);

                        6. increase the compensation payable or to become
                  payable or the benefits provided to its directors, officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Sellers (provided that this restriction shall not include the employment of persons in the ordinary course of business of Sellers on an "at will" basis), or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of any of the Sellers;

                        7. take any action, other than reasonable and usual
                  actions in the Ordinary Course of Business, with respect to their accounting policies or procedures;

                        8. make, change or revoke any material Tax election,
                  settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                        9. pay, discharge or satisfy any claim, liability or
                  obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business;

                        10. except in connection with the M&T Loans, (I) amend,
                  modify or consent to the termination of any material contract of the Sellers, or amend, waive, modify or consent to the termination of the Sellers' rights thereunder, or (II) amend, modify or consent to the termination of any promissory note, bond, mortgage, indenture, contract, agreement (oral or written), lease, license, permit, franchise or other instrument evidencing outstanding indebtedness for money borrowed and capital lease obligations (or any rights of the Sellers thereunder);

                        11. commence or settle any material legal proceedings
                  except as set forth in Schedule 5(c)(ii) of the Sellers' Disclosure Schedule;

                        12. except for liens and encumbrances created in
                  connection with the M&T Loans, sell, pledge or encumber the Acquired Assets; or

                        13. announce an intention, enter into any formal or
                  informal agreement or otherwise make a commitment, to do any of the foregoing;

                  provided that Sellers shall may distribute Cash or other Excluded Assets to the shareholders, members or partners of Sellers at any time or times prior to or at the Closing.

      (d) Full Access.

            (i) Each of the Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Sellers and the Acquired Assets. The Buyer will treat and hold as such any Confidential Information it receives from any of the Sellers in the course of the reviews contemplated by Section 2(f) and this Section 5(d)(i), will not use any of the Confidential Information thereof except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

            (ii) The Buyer shall permit representatives of the Sellers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Buyer, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Buyer. The Sellers will treat and hold as such any Confidential Information it receives from the Buyer in the course of the reviews contemplated by this Section 5(d)(ii) (except to the extent such Confidential Information is disclosed by the Buyer to the public), will not use any of the Confidential Information of the Buyer except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Buyer all tangible embodiments (and all copies) of the Confidential Information which are in its possession. but subject in all respects to applicable law: (A) provide to the Sellers and the representatives of the Sellers access (at reasonable times upon prior notice to the Buyer) to the officers, employees, agents, offices and other facilities of the Buyer and to the books and records thereof; and (B) furnish promptly to the Sellers' representatives such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Buyer as Sellers or any of their representatives may reasonably request. The Sellers will treat and hold such information confidential) and will not use any of such information except in connection with this Agreement, the Stock Agreement and the transactions contemplated hereunder or thereunder.

            (iii) No investigation pursuant to this Section 5(d) shall affect any representation or warranty in this Agreement made by any Party hereto or any condition to the obligations of the Parties hereto.

      (e) Notice of Developments. Each Party will give prompt written notice to the other Parties of any development causing a breach of any of its representations and warranties in Section 3 or Section 4 (as the case may be) or a violation of any of its covenants set forth in this Agreement. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement such Party's Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

      (f) Exclusivity. The Sellers will not (and will not cause or permit any of their Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Sellers and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent that such actions are consistent with their fiduciary duties.

      (g) Hedging Arrangements. All Hedging Arrangements of Sellers with respect to the Acquired Assets that are existing as of the date of this Agreement, other than the natural gas Hedging Arrangements held by Douglas O&G, and any and all future Hedging Arrangements that Sellers may enter into prior to the Closing with respect to the Acquired Assets, shall be terminated by the Sellers, at Sellers' sole cost and expense, on or before the Closing Date; provided that, if the cost to terminate such Hedging Arrangements exceeds $6,000,000, then, at Buyer's option, either (i) the Purchase Price shall be increased by the amount, if any, of the excess above $6,000,000 of the cost of terminating such Hedging Arrangements or (ii) Buyer shall assume such Hedging Arrangements and the Purchase Price shall be decreased by $5,000,000, as provided for in Section 2(f). In the event that Buyer elects to assume any Hedging Arrangements, Buyer shall take all necessary actions required to assume such Hedging Arrangements and shall be responsible for any security deposits, letters of credit or other similar security arrangements which may be required to assume such Hedging Arrangements.

      (h) Buyer Form 8-K, Etc. As promptly as practicable after the Closing, but in any event on or before the fourth (4th) day thereafter, the Buyer shall prepare and file with the SEC, at Buyer's sole cost and expense, a Form 8-K disclosing the information required under Item 5.06 of Form 8-K as well as such other Items of Form 8-K (including Items 2.01, 5.01 and 9.01 thereof), as may be applicable under the circumstances. Buyer shall provide a draft of such Form 8-K to Sellers' Representative and its counsel at least two (2) days prior to the expected filing of such Form 8-K with the SEC. Buyer agrees that it shall make prior to the filing of such Form 8-K any and all modifications or revisions to such Form 8-K reasonably requested by the Sellers' Representative and Sellers' counsel. Such Form 8-K will comply when filed in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder, and will not, at the time it is filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Party shall furnish to the other Party all information concerning it and its business as the other Party may reasonably request in connection with such actions and the preparation of such Buyer Form 8-K.

      (i) Buyer Board of Directors Composition. Prior to the Closing, Buyer shall have adopted all resolutions in order to amend its bylaws, and if reasonably deemed necessary or advisable by the Sellers, to amend its articles of incorporation, and shall have taken all other corporate or shareholder actions necessary or advisable to adopt and effect the amendments contemplated in Section 2(j) hereof and to make all such amendments and resolutions binding and effective contemporaneously with the Closing.

      (j) Employee Benefits Matters. The Buyer will adopt and assume at and as of the Closing each of the Employee Benefit Plans that the Sellers maintain and each trust, insurance contract, annuity contract, or other funding arrangement that the Sellers have established with respect thereto. The Buyer will ensure that the Employee Benefit Plans treat employment with any of the Sellers prior to the Closing Date the same as employment with the Buyer from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual. The Sellers will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans maintained by the Sellers that the Buyer is adopting and assuming.

      (k) Financing.

            (i) The Buyer shall use its best efforts to complete a private placement or private placements (the "Closing Placements," whether one or more) of securities of Buyer (which may include Buyer Common Stock, preferred stock and secured, convertible and subordinated debt securities in such proportions and with such anticipated debt covenants as Sellers shall approve, with such approval not to be unreasonably withheld) ("Buyer Securities") that will provide to the Buyer available funds immediately prior to the Closing Date in an amount (up to a maximum amount of $87,000,000 but not less than $77,000,000, herein called the "Financing Amount") that is sufficient to (A) consummate all of the transactions to be completed by the Buyer contemplated by this Agreement and (B) for its working capital purposes. Purchasers of Buyer Securities in the Closing Placements may, in Buyer's discretion be granted customary registration rights with respect to Buyer Securities under the Securities Act and applicable state securities or "Blue Sky" laws. The Closing Placements and offer and sale of Buyer Securities shall be conducted and made in compliance with the Securities Act, the Exchange Act, and all applicable state securities or "Blue Sky" laws, and all applicable federal and state regulations, and, if applicable, the laws or regulations of any foreign jurisdiction; and each such offer and sale shall qualify for a valid exemption from registration or qualification under such laws and regulations, including any rules, regulations or interpretations requiring offers and sales of securities otherwise exempt from registration to be "integrated" as one offering and thereby require registration or qualification thereunder. All disclosure statements and other offering materials provided to prospective purchasers of Buyer Securities in the Closing Placements shall be provided to Sellers or Sellers' Representative at such time reasonably prior to use or dissemination thereof in order to permit review of such documents by Sellers and their representatives. Likewise, the qualification of each prospective purchaser as an accredited investor to whom Buyer Securities may be sold in the Closing Placements shall be subject to Sellers' prior approval (such approval not to be unreasonably withheld). Incident to the Closing Placements, Sellers (other than PennTex Illinois or Rex Energy) or their designees shall purchase or cause to be purchased and Buyer shall sell and issue to Sellers or their designees ten percent (10%) of the Buyer Securities sold in the Closing Placements (inclusive of the Buyer Securities purchased by Sellers and including 10% of each different type or class of Buyer Securities included in and sold pursuant to the Closing Placements, if applicable) as provided for in the Stock Agreement. In the event that Sellers' withhold their consent to the structure of the Closing Placements or other matters described in this Section 5(k)(i), Sellers' shall promptly provide written notice to Buyer of Sellers' refusal to consent (a "Sellers' Objection Notice"). Any Sellers' Objection Notice shall describe the matter or matters objected to by Sellers and shall describe in reasonable detail Sellers' basis for such objection. Upon receipt by the Buyer of a Sellers' Objection Notice, the Parties shall negotiate in good faith and endeavor to agree upon the terms and conditions or matters in dispute. If the parties do not reach an agreement within five (5) days of Sellers' Objection Notice, the dispute shall be resolved by final, binding arbitration as hereinafter provided. Within three (3) days after expiration of such five (5) days period, each of Sellers and Buyers shall appoint an arbitrator, who shall be (i) in the case of a dispute regarding debt covenants, a banker experienced in oil and gas lending and (ii) in the case of any other dispute, an investment banker experienced in oil and gas investment banking, and shall give notice of such appointment to the Buyer or Sellers, as applicable. Within three (3) days after the two (2) arbitrators have been appointed, the two (2) arbitrators shall select a third arbitrator who shall likewise be (i) in the case of a dispute regarding debt covenants, a banker experienced in oil and gas lending and

      (ii) in the case of any other dispute, an investment banker experienced in oil and gas investment banking. The Parties shall make available to the arbitrators all relevant information relating to the dispute in question possessed by each such Party, and the Sellers and Buyer may make written presentations or, if the arbitrators so direct, oral arguments before the arbitrators. The decision of at least two (2) of the three (3) arbitrators as to reasonableness of Sellers' refusal to consent to the matters described in the Sellers' Objection Notice shall be rendered as soon as possible, but in no event later than two (2) days following the final meeting of the board of arbitrators, and shall be final and binding on the Parties. If more than one dispute arises under this Section 5(k)(i), and such disputes are not resolved by agreement within the applicable five (5) day period as provided above, the resolution of all such disputes, if reasonably possible, shall be submitted to and resolved by a single board of arbitrators appointed as above provided following giving of the first Sellers' Objection Notice that is not resolved by agreement.

            (ii) Sellers agree to reasonably cooperate with Buyer in connection with the Closing Placements and Buyer's required filings with the SEC as they pertain to the transactions contemplated herein. Such reasonable cooperation shall include, but not be limited to, the preparation and timely delivery of offering materials and requisite financial statements, attendance at meetings, presentations to prospective investors and/or lenders and other assistance as the Buyer may reasonably request prior to the Closing.

      (l) Certain Governmental Consents. The Sellers and the Buyer will use their reasonable best efforts after the applicable Closing Date to obtain all approvals and consents from, and make all filings with, the United States Department of Interior, Minerals Management Service and other applicable Governmental Authorities that may be required under the terms of (or regulations specifically applicable to) any leases in connection with the assignment of the Acquired Assets therein from the Sellers to the Buyer. Until such approvals and consents are obtained, the respective Sellers shall continue to hold legal title to such Acquired Assets as nominee for the Buyer. No Seller shall be obligated to incur any expenses in such Seller's capacity as nominee. The Sellers and the Buyer shall treat and deal with such Acquired Assets as if full legal and equitable title to such Acquired Assets had passed from the Sellers to the Buyer at such Closing.

      (m) Further Assurances. The Sellers and the Buyer each agree that, from time to time, whether before, at or after any Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

      6. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

            (v) the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3(d) and 4(d) above;

            (vi) the Buyer shall have obtained the Financing Amount incident to closing of the Closing Placements referred to in Section 5(k) above;

            (vii) the property inspections and due diligence conducted by Buyer with respect to the NS Reports shall have met the conditions set forth in
      Section 2(f)(i);

            (viii) Sellers shall have purchased and paid for in immediately available funds ten percent (10%) of the Buyer Securities incident to the Closing Placements referred to in Section 5(k), as provided for in the Stock Agreement;

            (ix) Sellers (except for PennTex Illinois) shall have delivered complete copies of their Balance Sheets and Income Statements as of, and for the fiscal years ended, December 31, 2004 and December 31, 2005, audited by an SEC qualified independent accounting firm and unaudited balance sheets and income statements as of, and for the quarter ended, March 31, 2006;

            (x) PennTex Illinois shall have delivered complete copies of its Balance Sheet and Income Statement as of, and for the fiscal year ended, December 31, 2005 audited by an SEC qualified independent accounting firm and an unaudited balance sheet and income statement as of, and for the quarter ended, March 31, 2006;

            (xi) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

            (xii) In Exhibit D describing the Wells included in the Acquired Assets, Sellers have included a statement as to Sellers' Net Revenue Interest as to each Well (i.e., the percentage of total (8/8ths) oil and gas to be produced from the Well which Sellers are believed to be entitled to receive and retain after payment or deduction of all outstanding royalties, overriding royalties, net profits interests and other burdens or interests owned by parties other than Sellers). Sellers have endeavored to provide this information as to Sellers' Net Revenue Interests based on Sellers' records, but it is expressly stipulated and agreed that Sellers do not and will not represent or warrant that Sellers do, in fact, own or are entitled to receive or retain the Net Revenue Interest shown in Exhibit D of oil or gas produced or to be produced from any Well or Wells or that back-ins, reversionary interests or other deferred interests do not exist that may reduce Sellers' Net Revenue Interest in oil or gas produced from any Well or Wells at some time in the future below the Net Revenue Interest stated in Exhibit D. To the contrary, it is expressly stipulated and agreed that Sellers shall have no liability for any error, misstatement, overstatement or erroneous statement of Sellers' Net Revenue Interest with respect to any Well shown in Exhibit D, and that Buyer's sole remedy for any overstatement of Sellers' Net Revenue Interest with respect to any Well shown in Exhibit D shall be to require such reduction, if any, in the Purchase Price as is provided for hereinafter in this paragraph. From the date of this Agreement to April 1, 2006, Sellers shall make available to Buyer and its attorneys and representatives in Sellers' offices for review and inspection and copying all title information and material possessed by Sellers with respect to the Acquired Assets, including, without limitation, title opinions, division orders, Lease, Well and Unit files, payment and accounting records and other files or records that may reasonably assist Buyer in determining whether any title defects or deficiencies exist with respect to any Acquired Assets. If Buyer determines that title defects or deficiencies or outstanding interests of third parties exist with respect to any Well that will reduce the Net Revenue Interest as to such Well as to which Sellers hold "Commercially Defensible Title" (as herein defined) below the Net Revenue

      Interest shown in Exhibit D, Buyer may give written notice (a "Title Defect Notice") to Sellers at any time on or prior to April 1, 2006, describing such title defect or deficiency or outstanding interest (collectively, a "Title Deficiency") and specifying the extent, if any, of the Net Revenue Interest as to such Well (the "Reduced Net Revenue Interest") to which Buyer has determined Sellers do hold Commercially Defensible Title, As used herein, "Commercially Defensible Title" to a Net Revenue Interest as to a Well means a claim of title that in reasonable probability could be sustained by Sellers in litigation in a court of competent jurisdiction against adverse claimants asserting claims of title to oil or gas produced or to be produced from such Well based on the Title Deficiency described in a Title Defect Notice given with respect to such Well, based on evidence of Sellers' record title, Sellers' claims of title by adverse possession or prescription, or other claims of title by Sellers under applicable principles of law or equity. If Buyer timely gives a Title Defect Notice with respect to a Well, Sellers may dispute such Title Defect Notice by giving a notice (a "Dispute Notice") to Buyer within ten
      (10) days after receipt of the Title Defect Notice. Failure to give a Dispute Notice within such ten (10) days period shall constitute agreement by Sellers that Sellers have Commercially Defensible Title to a Net Revenue Interest as to such Well equal only to the Reduced Net Revenue Interest (if any) specified in the Title Defect Notice (which shall be deemed to be the "Agreed Net Revenue Interest" as to such Well). If Sellers timely give a Dispute Notice in response to a Title Defect Notice, the Parties shall endeavor to agree as to the extent, if any, of the Net Revenue Interest as to such Well as to which Sellers hold Commercially Defensible Title (the "Agreed Revenue Interest"). If the Parties do not reach agreement within ten (10) days after Buyer's receipt of the Dispute Notice, the dispute shall be resolved by final, binding arbitration as hereinafter provided. Within five (5) days after expiration of such ten
      (10) days period, each of Sellers and Buyers shall appoint an arbitrator, who shall be an attorney experienced in oil and gas title law matters and give notice of such appointment to the Buyer or Sellers, as applicable. Within five (5) days after the two (2) arbitrators have been appointed, the two (2) arbitrators shall select a third arbitrator who shall likewise be an attorney experienced in oil and gas title law matters. The Sellers shall make available to the arbitrators all relevant title information possessed by Sellers, and the Sellers and Buyer may make written presentations or, if the arbitrators so direct, oral arguments before the arbitrators. The decision of at least two (2) of the three (3) arbitrators as to the extent, if any, of the Net Revenue Interest as to the Well as to which Sellers hold Commercially Defensible Title shall be rendered prior to the Closing Date and shall be final and binding on the Parties. If the Net Revenue Interest as determined by the Arbitrators is less than the Net Revenue Interest as to a Well shown in Exhibit D, such Net Revenue Interest determined by the arbitrators shall be deemed to be the "Agreed Net Revenue Interest" as to such Well. If Dispute Notices given as to more than one Well are not resolved by agreement within the applicable ten (10) day period as provided above, the resolution of all such Dispute Notices as to all Wells shall be submitted to and resolved by the single board of arbitrators appointed as above provided following giving of the first Dispute Notice that is not resolved by agreement. As to each Well as to which an Agreed Net Revenue Interest less than the Net Revenue Interest shown in Exhibit D is determined as hereinabove provided, a "Reduction Amount" shall calculated equal to:

      (i) An amount (the "NS Reports Amount") equal to 70% of the discounted present value of future oil and/or gas production from the Well reflected in the NS Reports using a 10% discount factor;

      minus

      (i) An amount equal to a fraction of the NS Reports Amount determined by multiplying the NS Reports Amount by a fraction having the Agreed Net Revenue Interest for the Well as its numerator and having the Net Revenue Interest for the Well shown in Exhibit __ as its denominator.

The total of the Reduction Amounts (if any) determined for all Wells shall be applied first against any remaining amount of the Sellers' Basket provided for in Section 8(e)(iii) in excess of claims of the Buyer Indemnified Parties under
Section 8(b) that have been applied toward satisfaction of such Sellers' Basket and, to the extent so applied, shall reduce or satisfy the Sellers' Basket available to be credited against claims of the Buyer Indemnified Parties pursuant to Section 8(e)(iii). The cash portion of the Purchase Price provided for in Section 2(d) shall be reduced by the amount, if any, of the excess of the total Reduction Amounts that are not thus credited against the Sellers Basket; provided that, if the total reduction of the Purchase Price for such Reduction Amounts would exceed $3,658,499.95, unless Buyer agrees to limit the reduction of the cash portion of the Purchase Price to $3,658,499.95, Sellers shall have the right, in Sellers' discretion, to terminate this Agreement by giving a written notice of termination ("Termination Notice") to Buyer at any time on or prior to the earlier of (i) ten (10) days after resolution by agreement or issuance of a final arbitrators award of all Dispute Notices concerning all Wells or (ii) the Closing Date, in which event this Agreement will terminate and the Closing will not occur unless Sellers and Buyer thereafter mutually agree to effect the Closing pursuant to such amendments of this Agreement regarding the Purchase Price, the Acquired Assets, or other terms of this Agreement as shall be agreeable and acceptable to each of Sellers and Buyer, each in its or their sole discretion.

      (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

            (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

            (v) the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3(d) and 4(d) above;

            (vi) the Buyer shall have obtained the Financing Amount incident to closing of the Closing Placements referred to in Section 5(k) above;

            (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers; and

            (viii) Buyer shall have issued the Buyer Securities to be purchased by Sellers incident to the Closing Placements described in Section 5(k), as provided for in the Stock Agreement, and such Buyer Securities shall be validly issued, fully paid, and non-assessable.

      The Sellers may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

      7. Termination.

      (a) Termination of Agreement. Any of the Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement pursuant to Section 2(f)(i)(D) hereof;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event (A) the Sellers have within the previous ten (10) business days given the Buyer any notice pursuant to Section 5(e) above and (B) the development that is the subject of the notice has had or is reasonably likely to have a material adverse effect upon the operations or the financial condition of the Sellers taken as a whole;

            (iv) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any representation, warranty, or covenant of the Sellers contained in this Agreement in any material respect, the Buyer has notified the Sellers of such breach, and the breach has continued without cure for a period of 30 days after the notice of such breach or (B) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant of the Buyer contained in this Agreement);

            (v) the Sellers may terminate this Agreement by any of the Sellers giving written notice to the Buyer at any time prior to the Closing in the event (A) the Buyer has within the previous ten (10) business days given the Sellers any notice pursuant to Section 5(e) above and (B) the development that is the subject of the notice has had or is reasonably likely to have a material adverse effect upon the operations or the financial condition of the Buyer;

            (vi) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2006, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant of the Sellers contained in this Agreement); and

            (vii) The Sellers may terminate this Agreement by giving a Termination Notice pursuant to Section 6(a)(xiii) at any time on or prior to the applicable date specified in said Section 6(a)(xiii).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

      8. Survival of Representations and Warranties; Indemnification.

      (a) Survival of Representations and Warranties. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of twelve (12) months after the Closing Date or with respect only to representations and warranties regarding Taxes, ERISA matters, and environmental matters shall survive for a period of twenty-four (24) months after the Closing Date (the "Warranty Period") and shall thereupon terminate and expire and shall be of no further force or effect thereafter whatsoever, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Sellers, as the case may be, in accordance with this Section 8 and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date.

      (b) Indemnification by the Sellers. The Sellers (except for Shaner and Hulburt, who shall have no liability or obligation to the Buyer or any Buyer Indemnified Party hereunder and shall not, for purposes of the Seller's obligations to indemnify hereunder, be deemed "Sellers") shall indemnify Buyer and each of the directors, officers, employees and Affiliates of Buyer, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them, and each of them, harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages (other than special, consequential or punitive damages) and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from: (i) any claim, liability, obligation or expense arising out of or related to the operation of the Acquired Assets prior to the applicable Effective Time (except for such claims, liabilities, obligations, costs or expenses that have been expressly assumed by the Buyer hereunder, including the Assumed Liabilities and such liabilities and obligations for which the Buyer has agreed hereunder to be responsible) and (ii) any breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Sellers made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith). As more fully provided in Section 9(a), the indemnification obligations of the respective Sellers hereunder shall be several and not joint, and shall obligate each Seller with respect only to itself or its own actions or omissions or representations or warranties or interests in the Acquired Assets.

      (c) Indemnification by the Buyer. The Buyer shall indemnify each Seller and each of the shareholders, directors, partners, employees, Affiliates and "associates" (as that term is defined in Rule 405 promulgated by the SEC under the Securities Act) of the Sellers (individually a "Seller Indemnified Party") and hold them, and each of them, harmless from, against and in respect of any and all Damages incurred by such Seller Indemnified Party resulting from (i) any claim, liability, obligation or expense arising out of or related to the operation of the Acquired Assets on or after the applicable Effective Time and
(ii) any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

      (d) Sole and Exclusive Remedy. The sole and exclusive remedy and recourse of the Buyer Indemnified Parties against the Sellers with respect to or directly relating to the matters set forth in Section 8(b) hereof shall be pursuant to this Section 8. The sole and exclusive remedy and recourse of the Seller Indemnified Parties against the Buyer with respect to or directly relating to the matters set forth in Section 8(c) hereof shall be pursuant to this Section 8.

      (e) Limitations on Indemnification.

            (i) The Seller Indemnified Parties shall not be entitled to assert any claim for indemnification under this Section 8 unless and until such time as all claims of the Seller Indemnified Parties for indemnification hereunder exceed $1,000,000 (the "Buyer's Basket") in the aggregate, at which time any and all claims of the Seller Indemnified Parties for indemnification in excess of the Buyer's Basket may be asserted; provided, however, that the Buyer's Basket shall not be applicable to any Damages attributable to (A) any breach by the Buyer of any of its obligations under Section 2(e) hereof, or (B) any failure of the Buyer to pay or otherwise satisfy any part of the Assumed Liabilities or any other obligations or liabilities of the Sellers that the Buyer has agreed to assume and be responsible for under the terms of this Agreement.

            (ii) Notwithstanding anything to the contrary contained in this
      Section 8, in no event will any Seller be liable to the Buyer or any Buyer Indemnified Party under this Section 8 or otherwise (A) in an amount in excess of the amounts shown on Schedule 8(e) of the Sellers' Disclosure Schedule with respect to each Seller individually, and $36,585,000 with respect to all of the Sellers in the aggregate, or (B) for any incidental, consequential or other special damages, including, without limitation, lost profits.

            (iii) The Buyer Indemnified Parties shall not be entitled to assert any claim for indemnification under this Section 8 unless and until such time as all claims of the Buyer Indemnified Parties for indemnification hereunder exceed $1,000,000 (the "Sellers' Basket") in the aggregate, at which time any and all claims of the Buyer Indemnified Parties for indemnification in excess of the Sellers' Basket may be asserted; provided, however, that the Sellers' Basket shall not be applicable to any Damages attributable to any breach by the Sellers of any of their obligations under Section 2(e) hereof.

            (iv) Notwithstanding anything to the contrary contained in this
      Section 8, in no event will the Buyer be liable to the Sellers or any Seller Indemnified Party under this Section 8 or otherwise (A) in an amount in excess of $15,000,000, or (B) for any incidental, consequential or other special damages, including, without limitation, lost profits.

            (v) Notwithstanding any provision to the contrary contained in this Agreement, no Seller shall have any liability to the Buyer hereunder to the extent that the existence of such liability, breach, or falsity of any representation upon which such liability would be based is disclosed in any of the contracts, certificates and documents referred to in this Agreement, the Exhibits attached hereto or in the Sellers' Disclosure Schedules accompanying herewith, or otherwise disclosed in a written notice to Buyer prior to the Closing Date.

      (f) Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Seller Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"). It is a condition precedent to the applicable indemnifying party's obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall only relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Section reduce or lessen the obligations of the parties under this Section, if prior to the expiration of the foregoing thirty
(30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

      (g) Subrogation. If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      9. Miscellaneous.

      (a) Nature of Certain Obligations. The covenants of each of the Sellers to the Buyers contained in this Agreement and the representations and warranties of each of the Sellers in Section 3 above (excluding as to Shaner and Hulburt representations or warranties in Sections 3(a) through 3(t), both inclusive, who shall have no liability therefor) are several obligations, representations and warranties and are made by each Seller with respect only to that Seller and its business and affairs and interest in the Acquired Assets. This means that such particular Seller making the representation, warranty, or covenant (and no other Seller) will be solely responsible to the extent provided in Section 8 above for any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses that the Buyer may suffer as a result of any breach thereof.

      (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making such disclosure).

      (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to the Sellers:         1965 Waddle Road
                                 Attention:  Christopher K. Hulburt
                                 State College, Pennsylvania 16803

      Copy to:                   Fulbright & Jaworski L.L.P.
                                 Attention:  Uriel Dutton
                                 1301 McKinney, Suite 5100
                                 Houston, Texas 77010-3095

      If to the Buyer:           College Oak Investments, Inc
                                 3 Park Avenue - 16th Floor
                                 Attn:  Richard M. Cohen, CFO
                                 New York, New York 10016

      Copy to:                   Eaton & Van Winkle LLP
                                 Attention:  Matthew S. Cohen
                                 3 Park Avenue - 16th Floor
                                 New York, New York 10016

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

      (j) Consent to Jurisdiction. Each of the parties to this Agreement hereby
(a) consents to the jurisdiction of any United States District Court for the Western District of Pennsylvania or, if such court does not have jurisdiction over such matter, the Court of Common Pleas of the Commonwealth of Pennsylvania of Centre County and (b) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Each party accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of forum nonconveniens or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

      (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (l) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (m) Expenses. Subject to Section 9(p)(v) hereof, the Buyer, on the one hand, and the Sellers, on the other hand, will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All references in this Agreement to a "Section," "subsection," "Exhibit" or "Schedule" shall be to a Section, subsection, Exhibit or Schedule of this Agreement, as the case may be, unless the context requires otherwise. References to "ss.," herein shall mean a Section or subsection of this Agreement. Unless the context otherwise requires, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

      (o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (p) Certain Tax Matters.

            (i) Sellers other than Rex Energy or PennTex Illinois shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Rex Energy and Penn Tex Illinois required by the Code and Income Tax Regulations for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared by or for Rex Energy and Penn Tex Illinois for such periods.

            (ii) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            (iii) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iv) All tax sharing agreements or similar agreements with respect to or involving the Sellers shall be terminated at the Closing and, after the Closing, the Sellers shall not be bound thereby or have any liability thereunder.

            (v) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer or Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns and other documentation.

      (q) Bulk Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

      (r) Appointment Of Sellers' Representative. Each Seller hereby constitutes and appoints Lance T. Shaner as its true and lawful attorney-in-fact, agent and representative (the "Sellers' Representative"), with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to negotiate and sign all amendments to this Agreement and all other documents in connection with the transactions contemplated by this Agreement, including without limitation those instruments called for by this Agreement and all waivers, consents, instructions, authorizations and other actions called for, contemplated or that may otherwise be necessary or appropriate in connection with this Agreement or any of the foregoing agreements or instruments, granting unto the Sellers' Representative full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such Seller might or could do in person, hereby ratifying and confirming all that the Sellers' Representative, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, including without limitation the power and authority to deliver and convey such Seller's portion of the Acquired Assets in accordance with the terms hereof, to receive and give receipt for all consideration due such Seller pursuant to this Agreement and to receive all notices, requests and demands that may be made under and pursuant to this Agreement. Should the Sellers' Representative be unable or unwilling to serve or to appoint his successor to serve in such Shareholder's stead, and unless the Sellers shall appoint a successor to serve in his stead, such Sellers shall be deemed to be represented by Benjamin W. Hulburt. The Buyer shall be entitled to rely and protected in relying on the authority, actions and decisions of the Sellers' Representative, and Buyer will have no liability to and shall be held harmless by any and all of the Sellers and their successors and assigns with respect to any matter arising out of, either directly or indirectly, the Buyer's good faith reliance upon such authority, actions or decisions of the Sellers' Representative.

      (s) This Agreement is being executed in multiple counterparts, and each counterpart that is executed by any Party shall be deemed an original, with all such counterparts to be constitute one Agreement. It shall not be necessary that any single counterpart hereof be executed by all the Parties, and this Agreement shall be and become effective when each Party has executed some counterpart hereof, whether the same or different than any counterpart executed by any other Party or Parties.

                              [Signatures Follow.]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

COLLEGE OAK INVESTMENTS, INC.


By: /s/ Carey G. Birmingham
    -------------------------------
Name: Carey G. Birmingham
Title: President

SELLERS:

REX ENERGY ROYALTIES LIMITED PARTNERSHIP
   By: Douglas Oil & Gas Limited Partnership, its general partner
      By: Rex Energy LLC, its general partner


      By: /s/ Lance T. Shaner
          -------------------------
      Name: Lance T. Shaner
      Title: Chairman

PENNTEX RESOURCES, L.P.
   By: Penn Tex Energy, Inc., its general partner


   By: /s/ Lance T. Shaner
       ----------------------------
   Name: Lance T. Shaner
   Title: Chairman

PENNTEX RESOURCES ILLINOIS, INC.


By: /s/ Lance T. Shaner
    -------------------------------
Name: Lance T. Shaner
Title: Chairman

DOUGLAS OIL & GAS LIMITED PARTNERSHIP
   By: Rex Energy LLC, its general partner


   By: /s/ Lance T. Shaner
       ----------------------------
   Name: Lance T. Shaner
   Title: Chairman

DOUGLAS WESTMORELAND LIMITED PARTNERSHIP
   By: Rex Energy LLC, its general partner


   By: /s/ Lance T. Shaner
       ----------------------------
   Name: Lance T. Shaner
   Title: Chairman

MIDLAND EXPLORATION LIMITED PARTNERSHIP
   By: Douglas Oil & Gas Limited Partnership, its general partner
      By: Rex Energy LLC, its general partner


      By: /s/ Lance T. Shaner
          -------------------------
      Name: Lance T. Shaner
      Title: Chairman

REX ENERGY OPERATING CORP.


By: /s/ Lance T. Shaner
    -------------------------------
Name: Lance T. Shaner
Title: Chairman

REX ENERGY WABASH, LLC


By: /s/ Lance T. Shaner
    -------------------------------
Name: Lance T. Shaner
Title: Chairman

LANCE T. SHANER


/s/ Lance T. Shaner
-----------------------------------
Lance T. Shaner

BENJAMIN W. HULBURT


/s/ Benjamin W. Hulburt
-----------------------------------
Benjamin W. Hulburt

                                    EXHIBIT H

                            BASELINE OIL & GAS CORP.

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of ____________, 2006 (the "Effective Date"), by and between Baseline Oil & Gas Corp., a Nevada corporation (the "Corporation") with its principal place of business located at 1965 Waddle Road, State College, Pennsylvania 16803 and [Executive's Name] (the "Executive").

      WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") desires to retain Executive as the [President][Chief Operating Officer][General Counsel][Chief Financial Officer][Vice President] of the Corporation and to encourage Executive's attention and dedication to the Corporation as a member of the Corporation's senior management, in the best interests of the Corporation and its shareholders.

      WHEREAS, Executive is willing to commit himself to serve the Corporation in accordance with the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained in this Agreement, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

      1. Definitions. The following definitions apply for purposes of this
Agreement:

            (a) "Board of Directors" or "Board" means the Board of Directors of the Corporation.

            (b) "Cause" means a finding by the Board of Directors that any of the following conditions exist:

                  (i) The Executive's willful failure to perform his material duties under this Agreement (other than as a result of his Disability) if such failure is not substantially cured within thirty (30) days after written notice of such failure is provided to the Executive.

                  (ii) The Executive's willful breach of his fiduciary duty or duty of loyalty to the Corporation which is injurious to the financial condition or the business reputation of the Corporation.

                  (iii) The Executive's conviction for a felony offense under the laws of the United States or any state thereof.

                  (iv) Willful breach by the Executive of any restrictive covenant contained in Sections 12 and 13 of this Agreement.

                  For purposes of this definition, no act or failure to act will be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the Corporation's best interests.

            (c) "Change in Control" means and shall be deemed to have occurred if:

                  (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any entity owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of the voting securities of the Corporation), including a "group" as defined in Section 13(d)(3) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of securities representing 50% or more of the combined voting power of the Corporation's then outstanding securities;

                  (ii) during any 12-month period (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i) or (iii) of this paragraph) whose election by the Board of Directors or nomination for election by the Corporation's shareholders was approved by a vote of at least majority of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority of the Board of Directors;

                  (iii) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any entity owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of the voting securities of the Corporation), including a "group" as defined in Section 13(d)(3) of the Exchange Act, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35% or more of the combined voting power of the Corporation's then outstanding securities; or

                  (iv) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in
                  Section 13(d)(3) of the Exchange Act, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that transfer in the ownership of a substantial portion of the Corporation's assets to an entity controlled by the Corporation does not constitute a Change in Control. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

                  If any of the events enumerated in clause (i) through (iv) occur, the Corporation's Board of Directors shall determine in good faith the effective date of the Change in Control resulting therefrom for purposes of this Agreement.

            (d) "Code" means the Internal Revenue Code of 1986, as amended.

            (e) "Corporation" means Baseline Oil & Gas Corp.

            (f) "Disability" means the Executive (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (y) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation. Any question as to the existence of a physical or mental impairment which would give rise to the Disability of the Executive under clause (x) upon which the Executive and the Corporation cannot agree will be determined by a qualified independent physician selected by the Executive and reasonably acceptable to the Corporation (or, if the Executive is unable to make a selection, the selection of the physician will be made by any adult member of his immediate family). The physician's written determination to the Corporation and to the Executive will be final and conclusive for all purposes of this Agreement.

            (g) "Good Reason" means:

                  (i) A material diminution in the Executive's responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority which is not restored within thirty (30) days after written notice of such diminution is provided to the Corporation.

                  (ii) [Removal of the Executive from, or failure to re-elect the Executive to, the Board of Directors of the Corporation]. [Note: Only for Executives who are also members of the Board].

                  (iii) The taking of any action by the Corporation which would require the Executive to move his residence from the State College, Pennsylvania area in order to allow the Executive to provide the services required to be performed by the Executive under this Agreement.

                  (iv) A breach by the Corporation of any of the material terms of this Agreement if such breach is not substantially cured within thirty (30) days after written notice of such breach is provided to the Corporation.

            (h) "Termination In Connection With A Change In Control" means any of the following events occurring within one (1) year following, or, directly or indirectly, in connection with, or in anticipation of a Change in Control:

                  (i) a termination of Executive's employment by the Corporation for any reason other than Cause;

                  (ii) a termination of Executive's employment by the Executive for Good Reason;

                  (iii) a termination of Executive's employment by Executive because any successor to the Corporation's operations or assets (whether acquired by merger, sale, consolidation or otherwise) ("Successor") fails to:

                        a. appoint the Executive to a position with the Successor having the same responsibilities, duties, title, reporting responsibilities within the business organization, status, role and authority the Executive now holds with the Corporation;

                        b. acknowledge and assume, in writing, this Agreement at the time of the Change in Control; or

                        c. acknowledge and assume, in writing, any indemnification agreement with the Executive or by-law provisions regarding indemnification which are in effect at the time of the Change in Control.

            (i) "Termination Payment Commencement Date" shall mean with respect to a payment required hereunder

                  (i) if the Board of Directors (or its delegate) determines in its sole discretion that as of the date of the Executive's termination the Executive is a "specified employee" (as defined in Section 409A(a)(2)(B)(i) of the Code, and Department of Treasury regulations and other interpretive guidance issued thereunder) as of the date of the Executive's termination and that Section 409A of the Code applies with respect to such payment, the first business day following the six-month anniversary of the date of the Executive's Termination; or

                  (ii) if the Board of Directors (or its delegate) determines in its sole discretion that the Executive is not such a "specified employee" as of the date of the Executive's termination or that Section 409A of the Code does not apply with respect to such payment, within 30 days following the date of the Executive's termination.

                  The period commencing on the Executive's date of termination and ending on the six-month anniversary of such date is referred to herein as the "Six-Month Delay Period".

      2. Employment; Duties.

            (a) Subject to the terms and conditions set forth in this Agreement, the Corporation hereby agrees to employ the Executive, and the Executive hereby accepts employment as [President] [Chief Operating Officer] [General Counsel] [ Chief Financial Officer] [Vice President] of the Corporation, subject to the provisions of the by-laws of the Corporation in respect of the duties and responsibilities assigned from time to time by the Board of Directors to the [President] [Chief Operating Officer] [General Counsel] [ Chief Financial Officer] [Vice President] of the Corporation, and subject also at all times to the control of the Board of Directors. The Executive will perform those duties and discharge those responsibilities as are commensurate with his position, and as the Board of Directors may from time to time reasonably direct that are commensurate with his position. The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability and to use all reasonable efforts to promote the interests of the Corporation. The Executive may not accept other gainful employment except with the prior consent of the Board of Directors of the Corporation. To the extent the Executive performs services for any affiliate or subsidiary of the Corporation, the Executive shall be entitled to compensation for such services in amounts approved by the Board of Directors. With the prior consent of the Board of Directors of the Corporation, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities; provided, however, that the Executive may, without the consent of the Board of Directors, become a trustee of any trust established by the Executive for estate planning purposes. The Executive may be involved in charitable, civic and religious organizations so long as they do not materially interfere with the performance of the Executive's duties hereunder. The Executive shall be entitled to make and manage personal investments, provided such investments and any activities undertaken in connection therewith do not violate any restrictive covenants in Sections 12 or 13 of this Agreement.

            (b) The Executive agrees and acknowledges that, in connection with his employment relationship with the Corporation, Executive owes fiduciary duties to the Corporation and its shareholders and will act in accordance with the standards set forth in the Code of Conduct of the Corporation. In keeping with the Executive's fiduciary duties to the Corporation, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery of a conflict, allow the conflict to continue, in each case, the Corporation's Code of Conduct provides. Notwithstanding the foregoing, the Corporation acknowledges and agrees that the Executive may, without the need of consent from the Board of Directors of the Corporation, continue to serve and perform his fiduciary duties as an officer of Rex Energy II, LLC, Rex Energy II Limited Partnership, Rex Energy II Alpha Limited Partnership, Rexguard LLC or Shaner & Hulburt Capital Partners Limited Partnership.

      3. Compensation.

            (a) Base Salary. During the term of the Executive's employment under this Agreement, the Executive will receive a base salary of ________________ ($_______) per year, payable in accordance with the Corporation's normal payroll practices. On an annual basis, the Board of Directors will, in good faith, review the base salary of the Executive to consider appropriate increases (but not decreases) therein. If the Executive dies during the period of his employment under this Agreement, employment for any part of the month of his death will be considered employment for the entire month.

            (b) Annual Cash Bonuses. During the term of the Executive's employment under this Agreement, the Executive will be entitled to receive an annual cash bonus calculated pursuant to performance standards developed by the Corporation's compensation committee in consultation with the Chief Executive Officer of the Corporation, as such standards are in effect from time to time. The Board of Directors of the Corporation, in its discretion, may award bonuses to the Executive in addition to those provided for above, as it may from time to time determine.

            (c) Withholding. The Corporation will deduct or withhold from all salary and bonus payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

      4. Other Benefits And Terms. During the term of the Executive's employment under this Agreement, the Executive will be entitled to the following other benefits and terms:

            (a) The Executive will be entitled to participate in the Corporation's (or Rex Energy Operating Corp.'s) health and medical benefit plans, any pension, profit sharing and retirement plans, and any insurance policies or programs from time to time generally offered to executive officers who are employed by the Corporation (or Rex Energy Operating Corp.). These plans, policies and programs are subject to change at the sole discretion of the Corporation(or Rex Energy Operating Corp., if applicable).

            (b) The Executive will be entitled to any other fringe benefit from time to time generally offered to all or substantially all senior executives employed by the Corporation (or Rex Energy Operating Corp.). The Executive will be entitled to a monthly vehicle allowance in the amount of $400 per month payable in accordance with the Corporation's normal payroll practices.

            (c) The Executive shall be entitled to receive long-term incentive or equity-based compensation awards, in each case on substantially similar terms and conditions no less favorable than awards made to the other senior executive officers of the Corporation (or Rex Energy Operating Corp.). These awards shall be commensurate with the awards normally granted to the similarly situated executive officers of other public companies similar in size and character to the Corporation. These awards may be granted pursuant to the terms of an equity-based compensation plan of the Company or otherwise.

            (d) The Corporation will pay on behalf of or reimburse the Executive for personal legal and financial advice for matters related to the Executive's employment with the Corporation or his ownership of securities of the Corporation; provided, however that such amount shall not exceed $10,000 in any fiscal year.

      5. Vacations. The Executive will be entitled to four (4) weeks of paid vacation each calendar year. Unused vacation in any year may not be carried over to subsequent years.

      6. Reimbursement For Expenses. The Corporation will reimburse the Executive for reasonable expenses which the Executive may from time to time incur on behalf of the Corporation in the performance of his responsibilities and duties including, but not limited to, licensing fees, membership dues in trade and business organizations and attendance at trade and business conferences; provided, Executive provides satisfactory evidence of such expenses as required under the Corporation's normal reimbursement policies.

      7. Period Of Employment. Subject to the provisions of this Section, the period of employment of the Executive under this Agreement will be three (3) years and shall be deemed to begin on _____________ and continue until _____________ (the "Initial Term"). Upon the expiration of the Initial Term, the period of employment will be automatically extended for additional one-year periods thereafter, unless either party provides 120 days' prior written notice to the other that it does not wish to extend the Executive's employment beyond its then present term.

            Notwithstanding the foregoing:

            (a) The Executive's employment will automatically terminate upon the death or Disability of the Executive. The foregoing is subject to the duty of the Corporation to provide reasonable accommodation under the Americans with Disabilities Act.

            (b) The Corporation may, at its sole option, terminate the Executive's employment at any time and for any reason by delivering written notice to the Executive.

            (c) The Executive, at his sole option, may terminate his employment for Good Reason by providing written notice to the Corporation at least sixty
(60) days prior to the effective date of the termination of employment specified in the notice.

            (d) The Executive, at his sole option, may terminate his employment absent Good Reason by providing written notice to the Corporation at least ninety (90) days prior to the effective date of the termination of employment specified in the notice.

      Any notice of termination of employment given by a party must specify the particular termination provision of this Agreement relied upon by the party and must set forth in reasonable detail the facts and circumstances that provide a basis for the termination.

      8. Benefits Upon Termination. The Corporation will provide the following benefits upon the termination of the Executive's employment with the Corporation.

            (a) Upon Termination By The Corporation Other Than For Cause Or By The Executive With Good Reason. Upon the Executive's termination of his employment for Good Reason or the Corporation's termination of the Executive's employment for other than Cause, the Corporation will provide the following:

                  (i) Salary And Fringe Benefits. The Executive will receive his salary and fringe benefits, including medical and health insurance ("Fringe Benefits") through the effective date of termination of employment. The Executive will also receive (i) his annual base salary, (ii) his full Fringe Benefits in effect on the date of notice of termination for a period of twenty-four (24) months beginning with the month next following the month during which his employment terminates or the balance of the Initial Term, whichever is the longer period. Such Fringe Benefits shall be provided at the Corporation's expense. If the Executive dies during this period, dependent health or medical Fringe Benefits will be provided at the Corporation's expense for the balance of the period.

                  (ii) Bonus. The Executive will receive a bonus payment equal to the sum of (A) 200% of his base salary in effect in the year of the termination of his employment or an amount equal to 10% of his base salary in effect in the year of termination multiplied by each full month remaining in the Initial Term, whichever is the greater amount, plus (B) an amount determined by multiplying 100% of his base salary by a fraction, the numerator of which is the number of full and partial calendar months in the calendar year that precede the date of the termination of his employment and the denominator of which is 12 (less any amounts paid as a bonus earned in the fiscal year that contains the Executive's date of termination) , plus (c) an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates.

                  (iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Executive's termination of employment becomes effective.

                  (iv) Stock Options. Under any outstanding stock option agreement evidencing stock options granted to the Executive, as of the effective date of the Executive's termination of employment, (x) such stock options to the extent not yet vested shall vest, and (y) Executive shall have the right to exercise such options until the later of the expiration date of the options or the one year anniversary of the effective date of the Executive's termination of employment.

            (b) Upon Termination By The Executive Absent Good Reason Or By The Corporation For Cause. Upon the Executive's termination of employment absent Good Reason or by the Corporation for Cause, the Corporation will provide the following:

                  (i) Salary, Bonus And Fringe Benefits. The Executive will receive his salary and Fringe Benefits through the effective date of termination of employment and the unpaid portion of any bonus earned for a prior year.

                  (ii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Executive's termination of employment becomes effective.

            (c) Upon Termination For Disability. Upon termination of the Executive's employment because of Disability, the Corporation will provide the following:

                  (i) Salary And Fringe Benefits. The Executive will receive his salary and Fringe Benefits through the effective date of termination of employment. The Executive will also receive his annual base salary and Fringe Benefits, as in effect on the date immediately before the Disability, for a period of 18 months commencing with the month following the month during which his employment terminates, reduced by any payments made to Executive during this 18-month period under the disability benefit plans of the Corporation (or Rex Energy Operating Corp.) then in effect or under the Social Security disability insurance program. All Fringe Benefits provided under this clause (i) shall be provided at the Corporation's expense. If the Executive dies during the 18-month period, his salary payments under this subsection will continue be paid to his estate for the balance of the 18-month period and any dependent health or medical Fringe Benefits will be provided at the Corporation's expense in each case for the balance of the 18-month period.

                  (ii) Bonus. The Executive will receive a bonus payment equal to an amount determined by multiplying 100% of his base salary by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precede the date of the termination of his employment and the denominator of which is 12, plus an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates.

                  (iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Executive's termination becomes effective.

                  (iv) Stock Options. Under any outstanding stock option agreement evidencing stock options granted to the Executive, as of the effective date of the Executive's termination of employment because of Disability, (x) such stock options to the extent not yet vested shall vest, and (y) Executive shall have the right to exercise such options until the later of the expiration date of the options or the one year anniversary of the effective date of the Executive's termination of employment.

            (d) Upon Termination For Death. Upon termination of the Executive's employment because of his death, the Corporation will provide the following:

                  (i) Salary And Fringe Benefits. The Executive's salary and Fringe Benefits through the effective date of termination of employment. The Executive's estate will also receive his annual base salary as in effect on the date immediately prior to his date of death, for a period of 18 months. Any dependent health or medical Fringe Benefits will be provided at the Corporation's expense for the 18-month period following the month in which the Executive dies.

                  (ii) Bonus. The Executive's successor as provided in Section 14 will receive a bonus payment equal to an amount determined by multiplying 100% of his base salary by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precede the date of the termination of his employment and the denominator of which is 12, plus an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates.

                  (iii) Accrued Vacation. The Executive's successor as provided in Section 14 will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Executive died.

                  (iv) Stock Options. Under any outstanding stock option agreement evidencing stock options granted to the Executive, as of the effective date of the Executive's termination of employment, (x) such stock options to the extent not yet vested shall vest, and (y) Executive shall have the right to exercise such options until the later of the expiration date of the options or the one year anniversary of the effective date of the Executive's termination of employment.

            (e) Upon Termination In Connection With A Change In Control. Upon the Executive's Termination in Connection With A Change In Control, the Executive will be entitled to the following:

                  (i) Salary And Fringe Benefits. The Executive's salary and Fringe Benefits through the effective date of termination of employment. The Executive will also receive an amount equal to two (2) times the sum of the Executive's annual base salary or an amount equal to the sum of the remaining payments of base salary for the balance of the Initial Term in each case at the rate in effect on the date of such termination, whichever is greater. The Executive and his dependents will also receive Fringe Benefits as in effect on the date of such termination for a continuing period of twenty-four (24) months following the date of such termination or for the remaining balance of the Initial Term, whichever shall be the longer period. All Fringe Benefits provided under this clause (i) shall be provided at the Corporation's expense.

                  (ii) Bonus. The Executive will receive a bonus payment equal to the sum of (A) 200% of his base salary in effect in the year of the Termination in Connection With a Change in Control or an amount equal to 10% of his base salary in effect in the year of the Termination in Connection with a Change in Control multiplied by each full month remaining in the Initial Term, whichever is the greater amount, plus (B) an amount determined by multiplying 100% of his base salary by a fraction the numerator of which is the number of full and partial calendar months in the calendar year that precede the date of such termination and the denominator of which is 12, plus (C) an amount equal to the unpaid portion of any bonus earned for any fiscal year prior to the year in which his employment terminates.

                  (iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the calendar year in which the Termination in Connection With a Change in Control occurs.

                  (iv) Expenses. For a twenty-four (24) month period following the effective date of the Termination in Connection With A Change in Control, the Corporation will promptly pay or reimburse the Executive for expenses, in an aggregate amount not to exceed 5% of the Executive's annual base salary, at the rate in effect on the date of such termination, incurred by the Executive for outplacement services, which may include consultants, reasonable travel, rental of an office off the Corporation's premises, secretarial support, and photocopying, telephone, and other miscellaneous office expenses.

                  (v) Plan Benefits. The Executive will be fully vested in his accrued benefit under any qualified or non-qualified pension or profit sharing plan maintained by the Corporation, provided, however, if the terms of such plan do not permit acceleration of full vesting, the Executive will receive a cash payment in an amount equal to the value of the accrued benefit which was not so vested.

                  (vi) Stock Options. Under any outstanding stock option agreement evidencing stock options granted to the Executive, as of the effective date of the Executive's termination of employment, (x) such stock options to the extent not yet vested shall vest, and (y) Executive shall have the right to exercise such options until the later of the expiration date of the options or the one year anniversary of the effective date of the Executive's termination of employment.

            (f) Reduction In Fringe Benefits. Medical and health Fringe Benefits under this Section will be reduced to the extent of any medical and health fringe benefits provided by and available to the Executive from any subsequent employer.

            (g) Time of Payment

                  (i) Termination Of Employment Because Of Disability or Death. The bonus and vacation payments provided for in Sections 8(c) or (d) will be made in one lump sum within ten (10) business days following the effective date of the Executive's termination of employment because of Disability or death, as applicable.

                  (ii) Termination of Employment Absent Good Reason or For Cause. Payments provided for in Section 8(b) shall be paid in one lump sum payment on the effective date of the Executive's termination of employment absent Good Reason or for Cause.

                  (iii) Termination of Employment For Good Reason, Other Than For Cause Or In Connection With A Change In Control. If the Board of Directors (or its delegate) determines in its sole discretion that Section 409A of the Code applies with respect to an amount payable to or on behalf of the Executive (or his dependents) under Sections 8(a), (b) or (c), then such amount payable to or on behalf of the Executive for each calendar month during the 24-month period following the Executive's termination of employment (the "Payment Period") shall be paid in monthly installments on the last business day of the calendar month following such month; provided, however, that if the Board of Directors (or its delegate) also determines in its sole discretion that the Executive is a "specified employee" as of the date of the Executive's termination, any such amount(s) payable during the Six-Month Delay Period shall be paid in a lump sum on the Termination Payment Commencement Date, and for each calendar month during the Payment Period thereafter shall be paid in monthly installments on the last business day of the calendar month following such month. In addition, if the Board of Directors (or its delegate) determines in its sole discretion that Section 409A of the Code applies to any health or medical Fringe Benefit that is to be provided to Executive (or his dependents) pursuant to Sections 8(b) or (e) and that the Executive is a "specified employee" as of the date of the Executive's termination, such Fringe Benefit shall not be provided during the Six-Month Delay Period; provided, however, that, Executive and his dependent shall be eligible to participate in and may elect to receive continued coverage under the Corporation's (or Rex Energy Operating, Corp.'s, if applicable) health and medical plans in which he previously participated in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or any successor law during the Six-Month Delay Period, and the Corporation shall reimburse Executive on the Termination Payment Commencement Date the total amount of COBRA premiums Executive (or his dependents) paid during such period; provided, further, that thereafter, for the remainder of the Payment Period, the Corporation shall provide the Executive with the health and medical Fringe Benefits he would have originally been provided if he were not classified as a "specified employee" and Section 409A did not apply to the provision of such benefits.

            (h) Indemnity. For a three (3) year period following the date of the Executive's termination of employment regardless of reason, the Corporation will continue any indemnification agreement with the Executive and any directors' and officers' liability insurance insuring the Executive at the date of such termination. At the Executive's request, the Corporation will cause a certificate of insurance, in a form satisfactory to the Executive, verifying this coverage to be provided to the Executive on an annual basis.

      9. Additional Payments.

            (a) Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event it is determined that any payments or distributions (including, without limitation, the vesting of an option or other non-cash benefit or property or the forgiveness of any indebtedness) by the Corporation or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other person to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, or pursuant to any other agreement or arrangement with the Corporation or any such affiliate ("Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, or any interest or penalties with respect to the excise tax (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment from the Corporation (a "Gross-Up Payment") in an amount that after payment by the Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The amount of the Gross-Up Payment will be calculated by the Corporation's independent accounting firm, engaged immediately prior to the event that triggered the payment, in consultation with the Corporation's outside legal counsel. For purposes of making the calculations required by this Section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). The Gross-Up Payment will be paid on the Executive's last day of employment or on the occurrence of the event that results in the imposition of the Excise Tax, if later. If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within 10 days after the precise calculation is obtained, either the Corporation will pay any additional amount to the Executive or the Executive will pay any excess amount to the Corporation, as the case may be. If subsequently the Internal Revenue Service (the "IRS") claims that any additional Excise Tax is owing, an additional Gross-Up Payment will be paid to the Executive within 30 days of the Executive providing substantiation of the claim made by the IRS. After payment to the Executive of the Gross-Up Payment, the Executive will provide to the Corporation any information reasonably requested by the Corporation relating to the Excise Tax, the Executive will take those actions as the Corporation reasonable requests to contest the Excise Tax, cooperate in good faith with the Corporation to effectively contest the Excise Tax and permit the Corporation to participate in any proceedings contesting the Excise Tax. The Corporation will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold the Executive harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, the Executive will refund to the Corporation the related amount of the Gross-Up Payment.

            (b) The Corporation has issued shares (the "Shares") to Executive pursuant to a certain Stock Agreement dated as of January 16, 2006. The Corporation and Executive intended to effect a completed transfer of the Shares and, thereby, make any taxable gain attributable to the Shares eligible for long-term capital gains treatment (after the Shares have been held for one year). Accordingly, if after the first anniversary of the issuance of the Shares it is finally determined that a taxable gain on such shares is subject to tax at ordinary income tax rates, then the Corporation shall pay to the Executive (or any permitted transferee of Executive), a "Gross-Up Payment" in an amount such that, after payment by the Executive (or such permitted transferee) of all taxes imposed upon the Gross-Up Payment, the Executive (or such permitted transferee) retains an amount of the Gross-Up Payment equal to the difference, if any, between (x) the federal and state income tax rate for long-term capital gain items and (y) the federal and state income tax rate for ordinary income items (at the highest marginal tax bracket applicable to the Executive or such permitted transferee), as in effect on the date of the sale multiplied by such taxable gain.

            (c) If any Gross-Up Payment required pursuant to this Section 9 is determined by the Board of Directors (or its delegate) to be subject to Section 409A of the Code, such payment shall be made as follows:

                  (i) if such Gross-Up Payment is made due to a Change in Control (i.e., such payment or provision is made without taking into account Executive's termination), then the Corporation shall pay such Gross-Up Payment on the date of the Change in Control or, if later, as soon as administratively practicable following the accounting firm's determination described in Section 9(a);

                  (ii) if such Gross-Up Payment is made on or after, and due to, Executive's termination, then the Corporation shall pay such Gross-Up Payment incurred during the Six-Month Delay Period in a lump sum on the Termination Payment Commencement Date, and for each calendar month thereafter in which such a Gross-Up Payment becomes due in monthly installments on the last business day of the calendar month following the month such payment becomes due; and

                  (iii) if such Gross-Up Payment is due to a subsequent IRS claim that an additional Excise Tax is owed or due under
                  Section 9(c), then the Corporation shall pay such Gross-Up Payment no later than March 15th of the calendar year following the calendar year in which the alleged obligation of Executive, as reflected by Executive's receipt of a claim by the IRS, is received by Executive or it is finally determined that a taxable gain on the Shares described in Section 9(c) is subject to tax at ordinary income tax rates; and

                  (iv) notwithstanding Sections 9(c)(i) or (ii), if a Gross-Up Payment due under Section 9 is paid due to a Change in Control or on or after, and due to, the Executive's termination, such payment will be considered a distribution payable on the date of the Change in Control or the Executive's date of Termination, respectively, as permitted under Section 409A and proposed Treasury Regulation ss. 1.409-3(d) (because such payment was not administratively practicable due to events beyond the control of the Executive) and, as such, shall be made as soon as administratively practicable (but in no event shall it be made later than the end of the first calendar year in which the payment becomes administratively practicable).

      10. Non-exclusivity of Rights. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Executive's continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Corporation and its affiliates and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Corporation will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement.

      11. No Obligation To Seek Other Employment. The Executive will not be obligated to seek other employment or to take other action to mitigate any amount payable to him under this Agreement and, except as provided in Section 8(f), amounts owed to him hereunder shall not be reduced by amounts he may receive from another employer.

      12. Confidentiality. During the course of his employment, the Executive will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the "Confidential Information"). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this Section. The Executive agrees that, except as required by his duties with the Corporation as he reasonably determines or as authorized by the Corporation in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential Information obtained by him in the course of his employment with the Corporation. The Executive shall not be deemed to have violated this Section 12 by disclosure of Confidential Information that at the time of disclosure (a) is publicly available or becomes publicly available through no act or omission of the Executive, or (b) is disclosed as required by court order or as otherwise required by law, on the condition that notice of the requirement for such disclosure is given to the Corporation prior to make any disclosure. The Executive agrees that since irreparable damage could result from his breach of the covenants in this Section, in addition to any and all other remedies available to the Corporation, the Corporation will have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Executive consents to jurisdiction in Centre County, Pennsylvania on the date of the commencement of any action for purposes of any claims under this Section. In addition, the Executive agrees that the issues in any action brought under this Section will be limited to claims under this Section, and all other claims or counterclaims under other provisions of this Agreement will be excluded.

      13. Non-competition. In consideration of the compensation and other benefits to be paid to the Executive under and in connection with this Agreement, the Executive agrees that, beginning on the date of this Agreement and continuing until the Covenant Expiration Date (as defined in subsection (b) below), he will not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (except that he may passively own securities constituting less than 5% of any class of securities of a public company), or member of any firm or otherwise, (i) engage or attempt to engage, in the Restricted Territory (as defined in subsection (d) below), in any business activity which is directly or indirectly competitive with the business conducted by the Corporation or any Affiliate at the Reference Date (as defined in subsection (c) below), (ii) employ or solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive will be free to employ or solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) and who has not been employed by the Corporation or any Affiliate for at least six months, (iii) canvass or solicit business in competition with any business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six-month period preceding the Reference Date was a customer of the Corporation or any Affiliate or from any person or entity which the Executive has reason to believe might in the future become a customer of the Corporation or any Affiliate as a result of marketing efforts, contacts or other facts and circumstances of which the Executive is aware, (iv) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate or (v) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any supplier who during the six-month period preceding the Reference Date shall have supplied components, materials or services to the Corporation or any Affiliate.

            Notwithstanding the foregoing, the restrictions imposed by this
Section: (i) shall not in any manner be construed to prohibit, directly or indirectly, the Executive from serving as an employee or consultant of the Corporation or any Affiliate or for any entity referred to in Section 2(b) of this Agreement, and (ii) shall not apply if the termination of the Executive's employment was a (A) Termination in Connection With A Change In Control, (B) a Termination By the Corporation Other Than For Cause or (C) By the Executive with Good Reason, or occurs by reason of expiration of the term of this Agreement (which term includes any extension period pursuant to the operation of Section 7 hereof) or occurs after the expiration of the term of this Agreement (which term includes any extension period pursuant to the operation of Section 7 hereof).

            For purposes of this Agreement, the following terms have the meanings given to them below:

            (a) "Affiliate" means any joint venture, partnership or subsidiary now or hereafter directly or indirectly owned or controlled by the Corporation. For purposes of clarification, an entity shall not be deemed to be indirectly or directly owned or controlled by the Corporation solely by reason of the ownership or control of such entity by shareholders of the Corporation.

            (b) "Covenant Expiration Date" means the date which is 365 days after the Termination Date.

            (c) "Reference Date" means (A) for purposes of applying the covenants set forth in this Section at any time prior to the Termination Date, the then current date, or (B) for purposes of applying the covenants set forth in this Section at any time on or after the Termination Date, the Termination Date.

            (d) "Restricted Territory" means anywhere within a two (2) mile radius of any Area of Mutual Interest or oil or gas producing property in which the Corporation or its Affiliates has an ownership or leasehold interest as of the Reference Date.

            (e) "Termination Date" means the date of termination of the Executive's employment with the Corporation; provided however that the Executive's employment will not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate, even if such employment or engagement continues after the expiration of the term of this Agreement.

      14. Successors. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives or successors in interest. Notwithstanding any other provision of this Agreement, the Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive's death. If he has not designated a successor in interest, payment of benefits under this Agreement will be made to his spouse, if surviving, and if not surviving, to his estate. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Employer pursuant to Section 18. Except as otherwise provided in this agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive's estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Employer. This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. As used in this Agreement, "Corporation" means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.

      15. Benefit Claims. In the event the Executive or his legal representatives or beneficiaries, as the case may be, and the Corporation disagree as to their respective rights and obligations under this Agreement, and the Executive or his legal representatives or beneficiaries are successful in establishing, privately or otherwise, that his or their position is substantially correct, or that the Corporation's position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, the Corporation will pay all costs and expenses, including counsel fees, which the Executive or his legal representatives or beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or his legal representatives or beneficiaries. Except, and only to the extent, a court of competent jurisdiction determines that the amount of any payments provided for hereunder are not required, the Corporation will not delay or reduce the amount of any such payment or setoff or counterclaim against any such amount; it is the intention of the Corporation and the Executive that the amounts payable to the Executive or his legal representatives or beneficiaries hereunder will continue to be paid in all events in the manner and at the times herein provided. All payments made by the Corporation hereunder will be final and the Corporation will not seek to recover all or any part of any portion of any payments hereunder for any reason except if, and only to the extent that, a court of competent jurisdiction determines that such payments were not required hereunder.

      16. Failure, Delay or Waiver. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

      17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder thereof or any of the remaining provisions of this Agreement.

      18. Notice. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):

      If to the Corporation:

            Baseline Oil & Gas Corp.
            Attention: Chief Executive Officer
                       General Counsel
            1965 Waddle Road
            State College, Pennsylvania 16803
            Telecopier: (814) 278-7826

      with a copy to:

      If to the Executive:

      with a copy to:

      19. Acceleration of Vesting and Exerciseability. The Corporation and Executive acknowledge that, unless this Agreement expressly provides otherwise, the terms of Executive's option, share unit and other long-term incentive award agreements govern the acceleration of vesting and exerciseability and other rights comprising Executive's awards.

      20. Publicity. Executive agrees that the Corporation and its affiliates may use, and hereby grants the Corporation and its affiliates the nonexclusive and worldwide right to use, Executive's name, picture, likeness, photograph, signature or any other attribute of Executive's persona (collectively "Persona") in any media for any advertising, publicity or other purpose at any time, either during or subsequent to his employment by the Corporation. Executive agrees that the use of his Persona will not result in any invasion or violation of any privacy or property rights Executive may have; and Executive agrees that he will receive no additional compensation for the use of his Persona. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Corporation or its affiliates shall be and are the sole property of the Corporation or its affiliates.

      21. Employee Handbooks. The Corporation may in its sole and unilateral discretion establish, amend, maintain and distribute policies, employee manuals or personnel policy manuals. Executive agrees to adhere to and follow all rules, regulations and policies of the Corporation set forth in such policies and manuals as they now exist or may hereafter be amended or modified. Executive understands and agrees that such policies and manuals are not part of the contractual terms of this Agreement and do not constitute a separate contract. Rather, such policies and manuals are only general policies and guidelines of the Corporation. In the event of any conflicts or inconsistencies in the terms of any such policies and manuals of the Corporation and this Agreement, this Agreement shall control.

      22. Miscellaneous. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive, (b) is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of his rights or obligations pursuant to this Agreement, (c) except as provided in Sections 4 and 10 of this Agreement, constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, including, but not limited to, any prior employment agreement between the Executive and [Douglas Oil & Gas Limited Partnership] or [Rex Energy Operating Corp.], and (d) will be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

      23. Deferred Compensation. This Agreement is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Executive otherwise determine in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the excise tax applicable under
Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under
Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.

      24. Multiple Counterparts. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          BASELINE OIL & GAS CORP.


                                          By:
                                              ----------------------------------
                                          Name:
                                          Title:

                                          [EXECUTIVE NAME]

                                          --------------------------------------


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